SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MOBILE MINI, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7420 South Kyrene Road

Suite 101

Tempe, Arizona 85283

Dear Fellow Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Mobile Mini, Inc. on June 26, 2012 at 1:00 p.m., local time. The meeting will be held at our National Sales Center, 7420 South Kyrene Road, Suite 115, in Tempe, Arizona.

This year, we are pleased to be again using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials over the Internet. We believe that this delivery process expedites stockholders’ receipt of proxy materials, while conserving natural resources and reducing the costs of printing and distributing our proxy materials. On or about April 30, 2012, we made available to our stockholders of record as of such date a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2012 Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2011 and to vote using the Internet. The Notice also includes instructions on how you can receive a paper copy of your proxy materials, including the Annual Report, the Notice of Annual Meeting, the Proxy Statement, and a proxy card. If you receive your proxy materials by mail, the Annual Report, the Notice of Annual Meeting, the Proxy Statement, and a proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Annual Report and the Proxy Statement via the Internet, both of which are available at www.proxyvote.com.

The matters to be acted upon are described in the Notice of 2012 Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will report on our company’s operations and respond to questions from stockholders. Directors and officers are also expected to be available at the meeting to speak with you.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you do attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Mobile Mini.

Sincerely,

Steven G. Bunger

President, Chief Executive Officer

and Chairman of the Board

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

DATE	Tuesday, June 26, 2012

TIME	1:00 p.m., local time

PLACE	Mobile Mini National Sales Center 7420 South Kyrene Road, Suite 115 Tempe, Arizona 85283

ITEMS OF BUSINESS

•  To elect three members of the Board of Directors to hold office for a three-year term and until their respective successors are elected and qualified;

•  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012;

•  To vote on an advisory (non-binding) resolution regarding executive compensation;

•  To re-approve performance measures under the Mobile Mini, Inc. 2006 Equity Incentive Plan; and

•  To transact any other business that may properly come before the meeting and to approve any postponement or adjournments thereof.

RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on April 30, 2012.

MATERIALS TO REVIEW	We are furnishing our proxy materials, including our Proxy Statement, form of proxy card and 2011 Annual Report, to our stockholders via the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. This Notice of 2012 Annual Meeting of Stockholders and the accompanying Notice of Internet Availability of Proxy Materials contain instructions on how to access our proxy materials. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote and how to receive a paper copy of the proxy materials, including a proxy card, by mail.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your proxy card or by voting via the Internet or by telephone. See details under “How do I vote?” under “Proxy Statement — Questions and Answers About the Annual Meeting and Voting” below.

By order of the Board of Directors

Christopher J. Miner, Secretary

Tempe, Arizona

April 30, 2012

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on Tuesday, June 26, 2012:

This Notice of Annual Meeting and Proxy Statement and the 2011 Annual Report

are available via the Internet at www.proxyvote.com.

7420 South Kyrene Road

Suite 101

Tempe, Arizona 85283

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Mobile Mini, Inc., a Delaware corporation (“Mobile Mini,” “we,” “us” or the “Company”), of proxies to be voted at our 2012 Annual Meeting of Stockholders (“Annual Meeting”) and at any adjournment or postponement thereof.

You are invited to attend the Annual Meeting, which will take place on June 26, 2012, beginning at 1:00 p.m. local time, at our National Sales Center, 7420 South Kyrene Road, Suite 115, in Tempe, Arizona.

This Notice of Annual Meeting and Proxy Statement and form of proxy card or voting instruction card were first made available to stockholders starting on or about April 30, 2012.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 30, 2012, are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 45,722,603 shares of the Company’s common stock outstanding. The common stock votes on the basis of one vote for each share held.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with Mobile Mini’s transfer agent, Wells Fargo, you are the “stockholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by Mobile Mini.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or via the Internet.

How do I vote?

You may vote using any of the following methods:

•	By mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

If you are a stockholder of record and you do not have the prepaid envelope, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•	By telephone or via the Internet

The telephone and Internet voting procedures established by Mobile Mini for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card available when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

The website for Internet voting is www.proxyvote.com. Please have your proxy card available when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote via the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Standard Time, on June 25, 2012.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or via the Internet, you do not have to return your proxy card or voting instruction card.

•	In person at the Annual Meeting

Stockholders who attend the Annual Meeting may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Secretary of the Company;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or via the Internet, in a timely manner; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares you hold of record:

•	in certificate form; and

•	in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the U.S. Securities and Exchange Commission (“SEC”), called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2011 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold Mobile Mini stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 1-800-542-1061.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 7420 South Kyrene Road, Suite 101, Tempe, Arizona, by contacting the Secretary of the Company.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange rules to vote your shares on the ratification of Ernst & Young

LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Director nominees, on the advisory vote, or on the re-approval of the 2006 Equity Incentive Plan performance measures discussed in this Proxy Statement without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the Annual Meeting, represented in person or by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect the Director nominees and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required	Broker Discretionary Voting Allowed

Election of Directors	Directors receiving highest number of “for” votes	No

Ratification of Ernst & Young LLP	Majority of Votes Cast	Yes

Advisory Vote on Executive Compensation	Majority of Votes Cast	No

Re-approval of 2006 Equity Incentive Plan Performance Measures	Majority of Votes Cast	No

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast.

•	Election of Directors

The three Director nominees receiving the highest number of “for” votes will be elected as Directors. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” a Director nominee.

•	Ratification of Ernst & Young LLP

The affirmative vote of the majority of votes cast at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Abstentions are not counted as votes “for” or “against” this proposal.

•	Advisory Vote on Executive Compensation

The votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” this proposal.

•	Re-approval of 2006 Equity Incentive Plan Performance Measures

The affirmative vote of the majority of votes cast at the Annual Meeting is required to re-approve performance measures under the Company’s 2006 Equity Incentive Plan. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” this proposal.

How will my shares be voted at the Annual Meeting?

At the Annual Meeting, the persons appointed by the Board of Directors (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

1.	FOR the election of each of the Director nominees named in this Proxy Statement.

2.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year.

3.	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

4.	FOR the re-approval of 2006 Equity Incentive Plan performance measures.

Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement (see “Other Business”).

If you return your signed and completed proxy card or vote by telephone or via the Internet and other matters are properly presented at the Annual Meeting for consideration, the persons appointed as proxies by the Board of Directors will have the discretion to vote for you.

Can I access the Notice of Annual Meeting and Proxy Statement and the 2011 Annual Report via the Internet?

This Notice of Annual Meeting and Proxy Statement and the 2011 Annual Report are available via the Internet at www.proxyvote.com. Instead of receiving future Proxy Statements and accompanying materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing documents and mailing them to your home or business, and will also give you an electronic link to the proxy voting site.

Stockholders of Record: If you vote via the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.proxyvote.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

Mobile Mini will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and/or facsimile transmission.

Who will count the votes?

Our Corporate Secretary and Chief Accounting Officer will tabulate the votes and act as inspectors of election.

When will the voting results be announced?

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Form 8-K report filed with the SEC.

GOVERNANCE OF THE COMPANY

OVERVIEW

The following sections of this Proxy Statement provide an overview of Mobile Mini’s corporate governance structure and processes, including independence and other criteria we use in selecting Director nominees; our Board leadership structure; and certain responsibilities and activities of the Board and its Committees, including a summary of our 2011 governance activities. We also discuss how stockholders and other stakeholders can communicate with our Directors.

Mobile Mini’s Board of Directors is committed to maintaining strong corporate governance principles and practices. Our governance structure and processes are based upon a number of key governance documents, including our Corporate Governance Guidelines. These Guidelines were first adopted in 2004 to govern the operation of the Board of Directors and its Committees and to guide the Board and our executive management team in the execution of their responsibilities. The Guidelines are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant. As a result of this active engagement:

•

In late 2009, the Board announced the Company’s stockholder rights plan (a so-called “poison pill”) would be allowed to expire, the Board adopted a policy with respect to any future stockholder rights plans and the Board also voluntarily early-adopted a policy giving stockholders an advisory vote on executive compensation policies and practices (commonly referred to as “say-on-pay”).

•	For 2012, the Board decided that although stockholders previously approved a triennial say-on-pay vote, the Company would allow an annual stockholder vote.

The Board will continue to monitor corporate governance best practices and is committed to adopting policies that are in the best interests of the Company, its stockholders, employees and customers.

Our Corporate Governance Guidelines and the following additional materials relating to corporate governance at Mobile Mini are published on our website at: http://www.mobilemini.com/investor/documents.php.

•	Board of Directors — Background and Experience

•	Senior Management — Background and Experience

•	Board Committees — Current Members

•	Corporate Governance Documents:

¡	Code of Business Conduct and Ethics

¡	Supplemental Code of Ethics for Chief Executive Officer and Senior Financial Officers

¡	Corporate Governance Guidelines

¡	Compensation Committee Charter

¡	Nominating and Corporate Governance Committee Charter

¡	Audit Committee Charter

We will provide copies of any of these items without charge upon written request to our Corporate Secretary, Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283. The information on our website is not a part of this Proxy Statement.

GOVERNANCE INFORMATION

Director Qualification Standards and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The committee is responsible for screening and reviewing potential Director candidates and recommending qualified candidates to the Board for nomination. The committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominees for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the committee to assess his or her qualifications. Nominations from stockholders must be addressed and must be received in accordance with the instructions set forth under “Requirements, Including Deadlines For Submission of Stockholder Proposals and Nominees” on page 57 of this Proxy Statement in order to be included in the Proxy Statement relating to the next annual election of Directors.

Criteria for Board Membership

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as work experience; understanding of and achievements in logistics, manufacturing, equipment leasing, technology, finance and sales and marketing; and other knowledge and experience relevant to Mobile Mini’s core businesses. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board when the committee recommends candidates to the Board for nomination. As a result, the priorities and emphasis that the Nominating and Corporate Governance Committee, and the Board, places on various selection criteria may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. In addition, the Nominating and Corporate Governance Committee, and the Board, is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. We believe that the considerations and the flexibility of our nomination process has created on our Board diversity of a type that is effective for Mobile Mini.

Director Independence

With the assistance of legal counsel to the Company, the Board of Directors has determined that, other than Steven G. Bunger, who is an employee of the Company, and Lawrence Trachtenberg, who has been an employee of the Company within the past three years, each of the members of the Board is an “independent director” for purposes of the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the term applies to membership on the Board of Directors and the various committees of the Board of Directors. NASDAQ’s independence definition includes a series of objective tests, such as that the Director has not been an employee of the company within the past three years and has not engaged in various types of business dealings with the company. In addition, as further required by NASDAQ rules, our Board of Directors has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In making these determinations, the Board of Directors reviewed and discussed information provided by the Directors and us with regard to each Director’s business and personal activities as they may relate to Mobile Mini and Mobile Mini’s management. On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Mobile Mini in which the Director or officer, or any member of his or her family, have a direct or indirect material interest.

Based upon all of the elements of independence set forth in the NASDAQ rules and listing standards, the Board of Directors has determined that each of the following non-employee directors is independent and has no relationship with Mobile Mini, except as a Director and stockholder of the Company:

Jeffrey S. Goble	James J. Martell
Stephen A McConnell	Frederick G. McNamee
Sanjay Swani	Michael L. Watts

In addition, the Board determined that Steven G. Bunger is not independent because he is the Chief Executive Officer and President of Mobile Mini; and Lawrence Trachtenberg is not independent because he provided services to us as a non-officer employee until February 28, 2012.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Our Corporate Governance Guidelines currently provide that the Board may select either a combined Chief Executive Officer and Chairman role or appoint a Chairman who does not also serve as Chief Executive Officer. Currently, our Chief Executive Officer also serves as Chairman and, as discussed below, our independent directors also elect a Lead Independent Director. The Board believes this leadership structure is optimal for the Company at the current time, as it provides the Company with a Chief Executive Officer and Chairman with a long history of service in a variety of positions and who is, therefore, deeply familiar with the history and operations of the Company. The Board also believes that the current leadership structure provides independent oversight and management accountability through regular executive sessions of the independent directors that are mandated by our Corporate Governance Guidelines and which are chaired by the Lead Independent Director, as well as through a Board composed of a majority of independent directors.

Lead Independent Director

Michael L. Watts has been elected by our independent directors to serve as the Lead Independent Director, and he served in that capacity throughout 2011. While our Corporate Governance Guidelines provide that service as Lead Director is generally limited to three years, Mr. Watts has served in this capacity for four years and has been unanimously elected by the Board to continue in such capacity in 2012. The Lead Independent Director is responsible for coordinating the activities of the other independent directors and performs various other duties. The general authority and responsibilities of the Lead Independent Director are established in our Corporate Governance Guidelines, which are posted on our web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

Executive Sessions of Non-Employee Directors

Executive sessions of non-employee directors are held before or during each regularly scheduled meeting of our Board and at other times as necessary and are chaired by the Lead Independent Director. At these executive sessions, the non-employee directors review, among other things, the criteria upon which the performance of the Chief Executive Officer and other senior officers is evaluated, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior officers. These executive sessions also include meetings between members of the Audit Committee and the Company’s independent registered public accounting firm. Annual Meetings are held from time to time with the Chief Executive Officer to discuss relevant subjects. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer, who is one of two Directors who are not independent.

The Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board executes its oversight responsibility for risk assessment and risk management directly and through its Committees, as follows:

•

The Audit Committee has primary responsibility for overseeing the Company’s enterprise risk management, or “ERM,” program. The Company’s Chief Financial Officer, who works with the Committee, facilitates the ERM program, in coordination with the Company’s General Counsel, as part of the Company’s strategic planning process. The Committee’s meeting agendas throughout the year include discussions of the Company’s policies with respect to risk assessment and risk management, as well as review of contingent liabilities and risks that may be material to the Company, and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks. In addition, the Committee has responsibilities with respect to our compliance program. For additional information, see “Board and Committee Membership — The Audit Committee” and “Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

•

The Board’s other Committees — Compensation Committee and Nominating and Corporate Governance Committee — oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board of Directors is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

•

The Board considers specific risk topics, including risks associated with our strategic plan and proposed strategic initiatives, our capital structure, our development activities, our technology systems, and our disaster recovery plans. In addition, the Board receives regular reports from the members of our executive management — the heads of our principal corporate functions — that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with and discussed at Board meetings. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by writing to us at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, Attn: Corporate Secretary. Communications received in writing will be distributed to the Chairman of the Board or the chairman of the appropriate Board committee, depending on the facts and circumstances contained in the communication received. The Corporate Secretary has been instructed not to forward items that are deemed to be of a frivolous nature, unrelated to the duties and responsibilities of the Board or otherwise inappropriate for the Board’s consideration. In certain instances, the Corporate Secretary may forward such correspondence elsewhere in the Company for review and possible action or response.

Indemnification of Directors and Officers

As required by our Certificate of Incorporation and our Bylaws, we indemnify our Directors and our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We also have entered into agreements with our Directors that contractually obligate us to provide this indemnification.

Mobile Mini’s Policies on Business Conduct and Ethics

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a commitment to honesty, fair dealing and full compliance with all laws and regulations affecting Mobile Mini’s business. Our policies and procedures cover all major areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller and Senior Accounting Officers (collectively, the “Senior Financial Officers”) are also required to abide by our Supplemental Code of Business Conduct and Ethics for Chief Executive Officer and Senior Financial Officers. The Supplement Code sets forth specific policies to guide the Senior Financial Officers in the performance of their duties, including policies addressing compliance with laws, rules and regulations, conflicts of interest, and disclosures in the Company’s periodic reports and other public communications.

The full text of both the Code of Business Conduct and Ethics and the Supplemental Code are posted on our website at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our website as promptly as practicable, as may be required under applicable SEC and NASDAQ rules and, to the extent required, by filing Current Reports on Form 8-K with the SEC disclosing such information.

CORPORATE GOVERNANCE REPORT

Good corporate governance is fundamental to our business and our success. We seek to ensure that good governance and responsible business principles and practices are part of our culture and values and the way we do business.

2011 in Review

To maintain and enhance Mobile Mini’s record of excellence in corporate governance, the Board, the Nominating and Corporate Governance Committee and the Company seek to continually refine Mobile Mini’s corporate governance policies, procedures and practices. The following are examples of how we worked to achieve these objectives in 2011.

Advisory Votes on Executive Compensation and on the Frequency of Future Advisory Votes

In 2010, the Company was a voluntary early adopter of “Say-on-Pay,” which gave stockholders a non-binding, advisory vote on executive compensation. At the 2011 Annual Meeting, stockholders cast their second advisory vote, approving our executive compensation policies and procedures by approximately 98% of the votes cast. The Board believes that this result affirms stockholders’ support of the Company’s approach to executive compensation.

At the 2011 Annual Meeting, stockholders also cast their first advisory vote on the frequency of Say-on-Pay votes in the future (commonly referred to as “Say-when-on-Pay”), electing to hold an advisory Say-on-Pay vote every three years. However, despite this flexibility from our stockholders, the Board believes that providing an annual advisory vote is an important means of obtaining feedback from our stockholders about executive compensation, and is consistent with best practices from a governance perspective. Accordingly, the Board voluntarily adopted a recommendation of an annual advisory vote on executive compensation. This feedback will continue to supplement our ongoing investor outreach activities on a broad range of corporate governance topics, including executive compensation.

Other Activities

In addition, the Board and the Nominating and Corporate Governance Committee were active in many other areas in 2011, including:

•

monitoring and evaluating corporate governance developments, including legislative initiatives such as the Dodd-Frank Act and new SEC rules and proposals, including rules to implement the Act’s provisions on “Say-on-Pay,” “Say-when-on-Pay” and other key areas;

•	reviewing leadership and succession planning;

•	assessing Director independence, Director compensation, related party transactions, and service by our senior management and Directors on other boards of directors; and

•	reviewing and, where appropriate, proposing changes to our governing documents, including our Corporate Governance Guidelines, our Committee Charters and our Bylaws.

BOARD AND COMMITTEE MEMBERSHIP

During 2011, our Board of Directors met eight times and had three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director in accordance with NASDAQ standards. Each of our Directors attended at least 80% of the meetings of the Board and the Board committees on which he served that were held during the time he was a Director in 2011.

All Board members are expected to attend the Annual Meeting unless an emergency prevents them from doing so. All of the Directors attended our 2011 Annual Meeting.

The table below provides membership and meeting information for each of the Board committees for 2011.

Name	Audit		Compensation		Nominating and Corporate Governance

Bunger	—		—		—

Goble	X		X	*	X

Martell	—		X		X

McConnell	X	*	X		X

McNamee	X		X		X	*

Swani	—		X		—

Trachtenberg	—		—		—

Watts**	X		X		X

Total meetings during 2011	5		3		1

*	Committee Chairperson
**	Lead Independent Director

The Audit Committee

The Audit Committee is comprised solely of independent directors and is governed by a Board-approved Charter stating its responsibilities. The Audit Committee met five times in 2011. Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm, internal audit and management the adequacy and effectiveness of internal controls over financial reporting. The Committee also reviews and consults with management, internal audit and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases, and the accounting principles applied. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

In addition, the Audit Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. Further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “Governance Information — The Board’s Role in Risk Oversight.”

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. Further detail about the role of the Audit Committee may be found in “Proposal 2 — Ratification of Section of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

The Board of Directors has determined that each of the members of the Audit Committee is financially literate and independent, as defined by the rules of the SEC and NASDAQ. Our Audit Committee must also include at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Our Board has determined that Stephen A McConnell is an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McConnell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. McConnell any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

The Audit Committee is required by rules of the SEC to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report for 2011 is set forth on page 27 of this Proxy Statement.

A copy of the Audit Committee Charter is available on our website at www.mobilemini.com/investor under the “Corporate Governance” section of the “Investors” page.

The Compensation Committee

The Compensation Committee is comprised entirely of independent directors and is governed by a Board-approved Charter stating its responsibilities. The Compensation Committee met three times in 2011. The Committee determines and oversees the execution of the Company’s executive compensation philosophy and oversees the administration of the Company’s executive compensation programs. Its responsibilities also include overseeing Mobile Mini’s compensation and benefit plans and policies, administering our short- and long-term incentive programs, which include our equity incentive plans and our bonus plans for various executive officers (including reviewing and approving equity grants and cash bonuses) and reviewing and approving annually all compensation decisions for the Company’s executive officers, including the Named Executive Officers (“NEOs”) identified in the 2011 Summary Compensation Table. See “Executive Compensation—Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Committee’s role, processes and activities in overseeing executive compensation.

The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the SEC and NASDAQ. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of certain of our employees to Steven G. Bunger, our Chief Executive Officer, or other senior executive officers. Even where the Compensation Committee has not delegated that authority, our senior executive officers, including Mr. Bunger, evaluate employee performance, establish performance targets and objectives and provide recommendations to the Compensation Committee regarding compensation to be paid to certain of our employees.

The Compensation Committee’s Charter provides that the Compensation Committee shall have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant and such other advisors to assist in the evaluation of Director, Chief Executive Officer or senior executive compensation. The Charter further provides that the Compensation Committee has the sole authority to retain and terminate any such consulting firm and has the sole authority to approve any such consulting firm’s fees and other retention terms.

Pursuant to the authority granted to it in its Charter, during 2006 and 2007 the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) to review the competitiveness of its compensation program for our non-employee directors and our senior executive officers. The Committee engaged PM&P during 2008 for the limited purpose of furnishing updated compensation information, and did not otherwise use the services of a consultant during 2008 or 2009. In 2010, the Committee engaged PM&P to conduct a competitive review of the structure of our long-term equity incentive compensation (i.e., time and performance based restricted stock grants versus other forms of compensation). PM&P delivered its report and recommendations to the Committee in December 2010. During 2010, PM&P also began a competitive review of our executive and non-employee director compensation programs but did not complete a final review or make any final recommendations, as the Committee elected to defer changes to these programs to a future date before any final recommendations were delivered. During 2011, the Committee engaged PM&P to complete its competitive review of our executive and non-employee director compensation programs. PM&P delivered its report and recommendation to the Committee in December 2011. PM&P also advises the Committee regarding various other executive and director compensation issues as requested. Please refer to the discussion of the “Role of the Consultant” and “Setting Executive Compensation for 2011 and 2012” in the Compensation Discussion & Analysis section of this proxy for further details.

A copy of the Compensation Committee Charter is available on our website at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

Compensation Committee Interlocks and Insider Participation

During 2011 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served or serves on the compensation committee or Board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised entirely of independent directors and is governed by a Board approved Charter stating its responsibilities. The Nominating and Corporate Governance Committee met formally one time in 2011 and during each of the Company’s regularly scheduled Board meetings. The Nominating and Corporate Governance Committee is responsible for considering and periodically reporting to the Board of Directors on matters relating to the identification, selection and qualification of candidates nominated to the Board and its committees; reviewing and assessing the effectiveness of the Corporate Governance Guidelines on significant corporate governance issues and recommending to the Board proposed revisions to such guidelines; overseeing the evaluation of management, the Board and the committees thereof; evaluating and recommending compensation for non-employee directors to the Compensation Committee and the Board; and performing such other functions as the Board may from time to time assign to it. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the same review criteria discussed below under “Director Qualifications Standards and Review of Director Nominees.”

The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent, as defined by the rules of the SEC and NASDAQ.

A copy of the Corporate Governance Committee Charter is available on our website at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

Compensation of Non-Employee Directors

We currently have seven non-employee directors that qualify for compensation. Through December 31, 2011, each non-employee director received an annual payment of $28,000 plus $1,200 for each Board meeting and $750 for each Committee meeting attended in person. If a non-employee director attends a Board or committee meeting via telephone conference call or otherwise than in person, he receives $250 for such meeting attendance. The Lead Independent Director receives an additional $5,000 annual retainer, the chair of the Audit Committee receives an additional $8,000 annual retainer, and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $4,000. On August 1st of each year, each non-employee director receives an automatic award of shares of our common stock having a fair market value of approximately $82,500. The stock award is made pursuant to our 2006 Equity Incentive Plan.

In January 2012, the Compensation Committee engaged PM&P to conduct a review of our non-employee director remuneration program. PM&P compared our director compensation levels and structure relative to the same peer group of companies utilized in our 2011 executive compensation review (please refer to the Setting Executive Compensation in 2011 and 2012 section of the CD&A for a detailed listing of the peer group companies). This review determined that total remuneration for our directors was somewhat below the 2010 median levels for our peer group, and included recommendations regarding the levels and structure of certain elements of our program.

Effective April 1, 2012, the Board, on the recommendation of the Compensation Committee, and in consultation with PM&P, made the following changes to the compensation program for non-employee directors based on a study of peers and market trends:

•	The annual retainer payment for each non-employee director was increased to $42,000.

•	The fee for attending a Board meeting in person or telephonically was eliminated.

•	The annual stock award was maintained at a value of $82,500.

•	The Lead Independent Director annual retainer fee was increased to $15,000.

•

The annual retainer fee paid to the chair of the Audit Committee was maintained at $8,000, and the retainer fees paid to the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee were increased to $8,000.

•	The fee for attending a committee meeting in person or telephonically was increased to $1,000.

Mr. Bunger, our President, Chief Executive Officer and Chairman of the Board, does not receive any separate compensation for serving as Director. Pursuant to an employment agreement with Mr. Trachtenberg (which expired on February 28, 2012), we paid him the same amount of fees and equity grants for his Board service in 2011 as we paid to non-employee directors. Though his employment term has expired, Mr. Trachtenberg continues to receive payment as a non-employee director.

The following table shows compensation paid to our non-employee directors and to Mr. Trachtenberg in 2011.

Name	Fee Earned or Paid in Cash ($) (1)	2011 Stock Awards ($) (2)	Total ($)
Jeffrey S. Goble	39,800	82,495	122,295
James J. Martell	35,800	82,495	118,295
Stephen A McConnell	43,800	82,495	126,295
Frederick G. McNamee	39,800	82,495	122,295
Sanjay Swani	34,350	82,495	116,845
Lawrence Trachtenberg(3)	34,100	82,495	116,595
Michael L. Watts	40,550	82,495	123,045

(1)	The table below summarizes the fees earned or paid in cash to each Director.

	Annual Director Fee ($) (*)	Chairman or Lead Director Retainer ($)	Meeting Fees ($)	Total Cash Compensation ($)
Jeffrey S. Goble	28,000	4,000	7,800	39,800
James J. Martell	28,000	—	7,800	35,800
Stephen A McConnell	28,000	8,000	7,800	43,800
Frederick G. McNamee	28,000	4,000	7,800	39,800
Sanjay Swani	28,000	—	6,350	34,350
Lawrence Trachtenberg	28,000	—	6,100	34,100
Michael L. Watts	28,000	5,000	7,550	40,550

*	Amounts in the above table exclude a payment of $7,000 made in 2011 to each Director in connection with the 2010 annual Director fees.

(2)	Under our 2006 Equity Incentive Plan (the “Incentive Plan”), each non-employee director is automatically awarded shares of our common stock having a fair market value of $82,500 at the time of award. The Company does not issue fractional shares for these awards nor does the Company compensate in cash for any fractional differences between the share-value and $82,500. The values included in this column have not been, and may never be, realized. The value of the shares realized by the holder will depend on the share price on the date the shares awarded are sold.

(3)	Does not include amounts paid to Mr. Trachtenberg as a non-officer employee of the Company. Under the terms of his employment agreement, which expired by its terms on February 28, 2012, Mr. Trachtenberg received a salary of $12,000 during 2011 and was eligible to receive Director fees and stock grants as if he were an outside director.

Non-Employee Director Stock Ownership Requirement

Stock ownership guidelines for non-employee directors of Mobile Mini were approved by our Compensation Committee and adopted by our Board, effective on January 1, 2007. Each non-employee director is required to own shares of our common stock having a value at least equal to four times the annual cash retainer paid to non-employee directors. The measurement date to determine compliance with the stock ownership requirement is December 31st of each year. The requirement was phased in over a four-year period, which phase-in period ended on December 31, 2010. Any newly elected non-employee director will have four years following his or her election to the Board to meet the stock ownership requirement. We do not have similar stock ownership requirements for our officers. As of the date of this Proxy Statement, all of our non-employee directors were in compliance with this stock ownership requirement.

SECURITIES OWNERSHIP

BENEFICIAL OWNERSHIP TABLE

The table below sets forth the number of shares of our common stock beneficially owned as of the close of business on April 13, 2012, by each of our Directors, each NEO listed in the 2011 Summary Compensation Table, the number of shares beneficially owned by all of our Directors and executive officers as a group, and each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of April 13, 2012 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of April 13, 2012 have been exercised. The table and footnotes also include information about such options.

Unless otherwise noted, the address of each person named in the table is 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

	Common Stock
Name	Footnote Reference	Number of Shares Owned	Percent of Class Owned
Directors and Executive Officers:
Steven G. Bunger	1	663,838	1.4%
Mark E. Funk	2	194,009	*
Jeffrey S. Goble	3	37,337	*
Deborah K. Keeley	4	108,397	*
James J. Martell		29,629	*
Stephen A McConnell	5	109,687	*
Frederick G. McNamee, III	6	21,309	*
Jody E. Miller	7	93,292	*
Christopher J. Miner	8	29,979	*
Sanjay Swani		18,020	*
Lawrence Trachtenberg	9	114,090	*
Michael L. Watts	10	52,687	*
All Directors and executive officers as a group (12 persons)	11	1,472,274	3.2%
5% Holders:
Welsh, Carson, Anderson & Stowe X, L.P.	12	6,669,268	14.6%
Dimensional Fund Advisors LP	13	3,082,262	6.7%
BlackRock, Inc.	14	2,800,004	6.1%
Barrow, Hanley, Mewhinney & Strauss, LLC	15	2,724,290	6.0%
T. Rowe Price Associates, Inc.	16	2,720,306	5.9%
Prudential Financial, Inc.	17	2,416,353	5.3%
Jennison Associates LLC	18	2,340,195	5.1%

*	Less than 1%.

(1)	Includes: 49,000 shares of common stock owned by Bunger Holdings, L.L.C.; 211,386 shares of common stock owned by REB/BMB Family Limited Partnership, of which Mr. Bunger is a member or partner; 63,788 shares of common stock; 6,269 shares of common stock held in the Mobile Mini 401(k) plan; 204,878 shares of common stock subject to exercisable options; and 128,517 shares of restricted stock which are forfeitable until vested.

(2)	Includes: 84,571 shares of common stock; 14,487 shares of common stock subject to exercisable options; and 94,951 shares of restricted stock which are forfeitable until vested.

(3)	Includes: 23,587 shares of common stock and 13,750 shares of common stock subject to exercisable options.

(4)	Includes: 28,320 shares of common stock; 4,746 shares of common stock held in the Mobile Mini 401(k) plan; 36,813 shares of common stock subject to exercisable options; and 38,518 shares of restricted stock which are forfeitable until vested.

(5)	Includes: 87,187 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(6)	Includes: 3,300 shares of common stock held in trust and 18,009 shares of common stock held directly.

(7)	Includes: 41,125 shares of common stock; 102 shares of common stock held in the Mobile Mini 401(k) plan; 6,277 shares of common stock subject to exercisable options; and 45,788 shares of restricted stock which are forfeitable until vested.

(8)	Includes: 5,183 shares of common stock; 3,288 shares of common stock subject to exercisable options; and 21,508 shares of restricted stock which are forfeitable until vested.

(9)	Includes: 99,397 shares of common stock held in trust; 4,336 shares of common stock held directly; 4,020 shares of common stock held indirectly; and 6,337 shares of common stock held in the Mobile Mini 401(k) plan.

(10)	Includes: 30,187 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(11)	Includes: 818,499 shares of common stock; 324,493 shares of common stock subject to exercisable options; and 329,282 shares of restricted stock which are forfeitable until vested.

(12)	Based solely on Schedule 13D filed jointly by Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”), WCAS Capital Partners IV, L.P. (“WCAS CP IV”), and WCAS Management Corporation (“WCAS”), with the SEC on July 7, 2008. WCAS X has sole voting and sole dispositive power with respect to 6,356,319 shares of common stock, which were issued upon conversion of preferred stock on April 14, 2011; WCAS CP IV has sole voting and sole dispositive power with respect to 307,431 shares issued upon conversion of preferred stock; and WCAS has sole voting and sole dispositive power with respect to 5,518 shares issued upon conversion of preferred stock. Each of WCAS X and WCAS CP IV has a sole general partner and the managing members of the general partners include 15 individuals, one of whom is Mr. Swani, who serves as a Director of Mobile Mini. The address of each of WCAS X, WCAS CP IV and WCAS is 320 Park Avenue, Suite 2500, New York, New York 10022.

(13)	Based solely on Amendment No. 3 to Schedule 13G filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 14, 2012. DFA has sole voting power with respect to 3,007,887 shares and sole dispositive power with respect to 3,082,262 shares. DFA is an investment adviser and its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(14)	Based solely on Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 13, 2012, BlackRock has sole voting power with respect to 2,800,004 shares. BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(15)

Based solely on Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) with the SEC on February 10, 2012. BHMS has sole voting power with respect to 1,327,000 shares, shared voting power with respect to 1,397,290 shares and sole dispositive power with respect to 2,724,290 shares. BHMS is an investment adviser and its address is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.

(16)

Based solely on Amendment No. 13 to Schedule 13G jointly filed by T. Rowe Price Associates, Inc. (“TRP”), and T. Rowe Price New Horizons Fund, Inc. (“Fund”), with the SEC on February 13, 2012. TRP has sole voting power with respect to 623,906 of the shares and sole dispositive power with respect to 2,720,306 of the shares, and Fund has sole voting power with respect to 2,090,200 shares. TRP is an

Investment Adviser registered under the Investment Advisers Act of 1940 (an “Investment Adviser”) and Fund is an Investment Company registered under the Investment Company Act of 1940. The address for TRP and Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.

(17)	Based solely on Amendment No. 1 to Schedule 13G filed by Prudential Financial, Inc. (“PFI”) with the SEC on February 14, 2012. PFI has sole voting power with respect to 200,478 shares, shared voting power with respect to 1,044,033 shares; sole dispositive power with respect to 200,478 shares; and shared dispositive power with respect to 2,215,875 shares. The schedule states PFI is a Parent Holding Company as defined in Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act. The address of PFI is 751 Broad Street, Newark, New Jersey 07102.

(18)	Based solely on Schedule 13G filed by Jennison Associates LLC (“JA”) with the SEC on February 13, 2012. JA has sole voting power with respect to 2,260,017 shares and sole dispositive power with respect to 2,340,195 shares. JA is an investment adviser and its address is 466 Lexington Avenue, New York, New York 10017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and certain of our officers to file reports of holdings and transactions in Mobile Mini shares with the SEC. Based on our records and other information, we believe that in 2011 our Directors and our officers who are subject to Section 16(a) met all applicable filing requirements, except as noted below. Forms 4 for Mr. Miller and Mr. Martell were filed late on May 9, 2011 to report the automatic conversion of 31,860 and 9,196 shares, respectively, of Series A Convertible Redeemable Participating Preferred Stock to common stock. This conversion occurred on April 14, 2011. As of the filing of this Proxy Statement, a Form 4 had not been filed to report 3,933 shares of common stock granted to Mr. Swani on August 1, 2011.

The Compensation Committee determined in 2012 that the four year performance-based stock grants covering the period ended December 31, 2011 did not meet applicable vesting requirements. The following Form 4s were filed in April 2012 to reflect these forfeitures: (i) Mr. Bunger – forfeiture of 11,736 shares, (ii) Mr. Trachtenberg – forfeiture of 8,671 shares, and (iii) Ms. Keeley – forfeiture of 3,518 shares.

TRANSACTIONS WITH RELATED PERSONS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

In 2007, the Board of Directors adopted a written policy and procedures for review and approval of transactions involving Mobile Mini and “related persons” (which includes Directors and executive officers or their immediate family members, or stockholders and their immediate family members owning five percent or more of Mobile Mini’s common stock). The policy applies to any transaction in which Mobile Mini is a participant and any related person has a direct or indirect interest, excluding de minimus transactions of a commercial or other nature between a related person and Mobile Mini, or compensation arrangements between Mobile Mini and an executive officer or Director, or transactions involving competitive bids or in which standing pre-approval has been given.

The Audit Committee is responsible for reviewing the material facts of all related person transactions, subject to the exceptions described above. The committee will either approve or disapprove the entry into the related person transaction. If advance approval is not feasible, the transaction will be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction with a related person, the committee will take into account, among other factors that it determines to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Information relating to Mobile Mini’s transactions with related persons is set forth immediately below.

TRANSACTIONS WITH RELATED PERSONS IN 2011

There were no new transactions with related persons in 2011.

We lease a portion of the property comprising our Phoenix location and the property comprising our Tucson location from entities owned in part by Steven G. Bunger. Steven G. Bunger is our President, Chief Executive Officer and Chairman of the Board. Annual lease payments under these leases totaled approximately $205,000 in 2011. The term of each of these leases expires on December 31, 2013. Each lease provides for rent adjustments based upon annual changes in the consumer price index. At the time the leases were entered into in 1994 and their respective amendment dates, the Board reviewed and considered prevailing market rental rates for comparable properties, determined that the new rental rates approximate the fair market rental value of each property, and authorized the Company to enter into these leases for the properties.

Mobile Mini leases a portion of the property comprising its Rialto, California location from Mobile Mini Systems, Inc., a corporation wholly owned by Barbara M. Bunger, the mother of Steven G. Bunger. Annual lease payments in 2011 under this lease were approximately $323,000. This lease expires on April 1, 2016. Management believes that the rental rates reflect the fair market rental value of these properties.

Pursuant to its written Charter, the Audit Committee must review and approve in advance all related person transactions. In determining whether to approve a related person transaction, the Audit Committee looks to whether the related person transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee will also consider such other factors as it may determine in the circumstances of a particular transaction.

The Audit Committee and the independent members of the Board of Directors have reviewed the terms of each of the transactions described above, and approved the related person transaction.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

The Board of Directors currently consists of eight members and is classified into three classes. At each annual meeting of stockholders, Directors are elected for a three-year term to succeed those Directors whose terms expire at such annual meeting dates. This year, three Directors, Messrs. Goble, Martell and McConnell, are to be elected to hold office for three-year terms. Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

One of our Directors, Sanjay Swani, and a former Director, Michael E. Donovan, were appointed on June 25, 2008 effective upon the closing of Mobile Mini’s acquisition of Mobile Storage Group, Inc. (“MSG”), pursuant to a stockholders agreement between Mobile Mini and Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”). Mr. Swani was appointed in the class whose term expired in 2011, and was elected to a subsequent three-year term at the 2011 Annual Meeting. Mr. Donovan was appointed in the class of Directors whose term expired in 2009. After Mr. Donovan’s term as a Director ended, WCAS X exercised its right under the stockholders agreement to appoint Mr. Donovan as an observer to attend Board meetings. Mr. Donovan does not, however, vote on issues before the Board. The Board elected James J. Martell as a Director, effective January 1, 2010, to assume the position vacated by Mr. Donovan.

The terms of Frederick G. McNamee, III and Lawrence Trachtenberg expire in 2013, and the terms of Steven G. Bunger, Sanjay Swani and Michael L. Watts expire in 2014.

All of the nominees are current Directors and have consented to serve as Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a Director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the Annual Meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the Director nominees, stockholders may vote FOR nominees or WITHHOLD votes from nominees.

The persons appointed by the Board of Directors as proxies intend to vote for the election of each of these nominees, unless you indicate otherwise on the proxy or voting instruction card.

The following pages contain biographical and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to determine that each nominee should serve as a Director. In addition, all of our Directors serve or have served on Boards and Board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional Board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

Our Board of Directors unanimously recommends a vote FOR the election of each of these nominees as Directors.

NOMINEES FOR DIRECTOR

Jeffrey S. Goble was appointed to the Board of Directors in February 2006 and is the chairman of our Compensation Committee. Mr. Goble is President, Chief Executive Officer and Founder of Providien, LLC, which supplies contract manufacturing services to the medical device and biotech industries. From 2003 to 2010, Mr. Goble was President of Medegen, Inc., which developed and manufactured specialty infusion therapy medical devices and provided contract-manufacturing services for medical device and pharmaceutical original equipment manufacturers. From 2001 to 2003, Mr. Goble was Medegen’s Corporate Vice President of Strategic Business Development. Medegen was founded when Mr. Goble, along with other Medegen executives, executed a management-led buy-out of certain operations of the Tech Group Inc. in 2001. Before co-founding Medegen as an independent company, Mr. Goble was Vice President-General Manager of the Tech Group’s North American contract manufacturing division. Mr. Goble joined the Tech Group in 1996 as Vice President-General Manager and established its Customer/Engineering Center. Earlier, Mr. Goble held various marketing and operational management positions in the general merchandise distribution industry. He holds a B.S. in Political Science from Arizona State University. Mr. Goble adds business, financial and organizational skills, manufacturing experience and entrepreneurial perspective to our Board. Age 51.

James J. Martell has served as a Director since January 2010 when he was elected by the Board of Directors to fill the Director post vacated by Michael E. Donovan. Mr. Martell serves as a Director of Express-1 Expedited Solutions, Inc., a public company engaged in the ground and air freight business, and has over 30 years of experience in the transportation and logistics sectors. Mr. Martell has acted, and continues to act, as a consultant to WCAS X, where he is a member of WCAS X’s Resources Group and serves as a Director of two WCAS X privately-held portfolio companies, Ozburn-Hessey Logistics and Vision Holdings Logistics. Mr. Martell also serves as a Director of 3PD, Inc., a third-party logistics and last-mile delivery provider, and as an independent Director of logistics services providers Unitrans International Corporation and Protrans International, Inc. Mr. Martell graduated in 1976 from Michigan Technological University with a B.S. degree in Business Administration. Mr. Martell brings a strong independent voice and relevant logistics and transportation industry knowledge to our Board. Age 57.

Stephen A McConnell has served as a Director since August 1998 and is the chairman of our Audit Committee. Since 1996, he has been President of Solano Ventures, a private capital investment company holding investments in a broad range of businesses, primarily in Arizona. From 1998 to 2004, Mr. McConnell served as majority stockholder and Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he was Chairman of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995, he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a Director of a number of private companies. Mr. McConnell has a B.A. in Economics from Harvard College and an MBA from Harvard Business School. Our Board benefits from Mr. McConnell’s extensive Director experience, knowledge of finance and accounting, and insight into manufacturing, construction and distribution businesses. Age 59.

The following paragraphs contain biographical and other information regarding our continuing Directors.

CONTINUING DIRECTORS

Steven G. Bunger has served as our Chief Executive Officer, President and a Director since April 1997, and as our Chairman of the Board since February 2001. Mr. Bunger joined Mobile Mini in 1983 and initially worked in our drafting and design department. He served in a variety of positions including dispatcher, salesperson and advertising coordinator before joining management. He served as sales manager of our Phoenix branch and our operations manager and Vice President of Operations and Marketing before becoming our Executive Vice President and Chief Operating Officer in November 1995. He is also a Director of Cavco Industries, Inc., one of the nation’s largest producers of manufactured housing. Mr. Bunger graduated from Arizona State University in 1986 with a B.A. in Business Administration. As our Chief Executive Officer and President, Mr. Bunger provides our Board with knowledge of the Company’s day-to-day operations and his history of service to the Company in a variety of positions and in our industry gives our Board insight into a number of strategic and operational areas. Age 50.

Sanjay Swani has served as a Director since June 27, 2008, when he was appointed to the Board of Directors upon Mobile Mini’s acquisition of MSG pursuant to the Stockholders Agreement between Mobile Mini and

WCAS X. Mr. Swani served as a Director of MSG from August 2006 until June 2008. Mr. Swani joined WCAS X as a vice president in 1999 and became a general partner in 2001. Prior to joining WCAS X, Mr. Swani worked at Fox Paine & Company, L.L.C. from June 1998 to May 1999 and was with Morgan Stanley & Co. Incorporated in their mergers and acquisitions area from 1994 to 1998, and in their debt capital markets area from 1988 to 1990. Mr. Swani has an undergraduate degree from Princeton University (1987) and graduate degrees from the MIT Sloan School of Management (1994) and Harvard Law School (1994). He serves on the Board of Directors of several private companies. Mr. Swani brings to our Board investor perspective and significant experience in strategic and finance matters. Age 45.

Michael L. Watts has served as a Director since 2002. Mr. Watts founded Sunstate Equipment Co. in 1977, where he serves as Chairman. Sunstate Equipment Co. is one of the largest independently owned construction equipment rental companies operating in the United States, and currently has 54 locations in nine states. Mr. Watts co-founded specialty equipment rental companies Underground Safety Equipment, LLC in 2011, and Water Movers Equipment Company in 2002. Mr. Watts also founded specialty equipment rental company Trench Safety Equipment Company and served as its Chairman from 1987 until the company was sold in 1998. Mr. Watts adds an independent voice and deep equipment leasing industry knowledge to our Board. Age 64.

Frederick G. McNamee, III has served as a Director since June 2008 and is the chairman of our Nominating and Corporate Governance Committee. He has been a principal of Quadrus Consulting, a consulting practice primarily focused in the manufacturing operations and strategic planning domains, since 2000. During the past two years, Mr. McNamee has also participated as an “angel” investor in a number of private company financings, gaining experience with evaluating financial statements and business prospects. From 1994 to 1998, he served as the Chairman, President and Chief Executive Officer of Continental Circuits Corporation, which manufactured complex, multi-layer circuit Boards used in electronic equipment intended for the computer, communications, instrumentation and industrial controls industries. Following the acquisition of Continental Circuits by Hadco Corporation in 1998, he served as Hadco’s interim chief technology officer and senior vice president in charge of operations in Malaysia and Phoenix. Mr. McNamee received his B.S. in Industrial Engineering from Purdue University in 1979. Mr. McNamee’s past and ongoing business experiences and education have provided our Board with insight into managing a public company, financial oversight and conducting manufacturing operations. Age 55.

Lawrence Trachtenberg has served as a Director since 1995. He previously served as Mobile Mini’s Executive Vice President, Chief Financial Officer, General Counsel, Secretary and Treasurer. He retired from the General Counsel and Secretary positions in June 2008 and as our Chief Financial Officer and Treasurer in November 2008. He retired from being an Executive Vice President on December 31, 2008 and continued to serve Mobile Mini thereafter as a non-officer employee until February 28, 2012. Mr. Trachtenberg received his J.D. from Harvard Law School in 1981 and his B.A. in Accounting/Economics from Queens College of the City University of New York in 1977. In addition to his experience in legal and accounting matters, Mr. Trachtenberg brings to our Board meaningful institutional knowledge of our Company acquired throughout his long tenure of service. Age 55.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 2 on the Proxy Card)

The Board of Directors has ratified the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for 2012. In taking this action, the Audit Committee considered Ernst & Young’s independence with respect to the services to be performed and other factors, which the Audit Committee and the Board of Directors believe is advisable and in the best interest of the stockholders.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to answer questions. They will also have an opportunity to make a statement at the Annual Meeting if they wish to do so, and they will be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2012. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. An affirmative vote of the majority of the votes cast at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, however, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and of our stockholders.

In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for 2012 will stand, unless the Audit Committee determines there is a reason for making a change.

Our Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2012.

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2011 and December 31, 2010, and fees billed for other services rendered by Ernst & Young LLP during those periods.

Fee Category	2010 Fees ($)	2011 Fees ($)
Audit Fees(1)	821,564	688,292
Audit-Related Fees	—	84,240
Tax Fees(2)	144,320	171,885
All Other Fees(3)	1,995	1,995

Total Fees	967,879	946,412

(1)	Audit fees include fees associated with the annual audit, including the audit of internal control over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, comfort letters associated with the issuance of debt securities; review of documents filed with the SEC, and accounting and financial reporting consultation and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

(2)	Tax fees relate to tax compliance and advisory services related to Federal, state, local and franchise taxes, as well as compliance and advisory services related to the Company’s United Kingdom operations and the Company’s Canadian subsidiary. The 2010 fees include approximately $45,000 of tax advisory services related to international tax planning.

(3)	All other fees relate to the Company’s annual subscription to the “EY Online” client portal service.

Ernst & Young LLP has been the Company’s independent auditor since 2002. A new Lead Audit Partner is designated at least every five years to provide a fresh perspective. Consistent with this practice, a new Lead Audit Partner was designated for 2012.

In determining whether to reappoint the independent auditor, the Audit Committee considers the length of time the firm has been engaged, the quality of the discussions with the independent auditor, and an assessment of the past performance of both the Lead Audit Partner and Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with the requirements of the SEC and the PCAOB regarding auditor independence, the Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Exchange Act.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits for Audit Committee approval a list of services and related fees expected to be rendered during that year within each of four categories of services:

(1)	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

(2)	Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, audits of employee benefit plan, and special procedures required to meet certain regulatory requirements.

(3)	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assistance with the coordination and execution of tax-related activities, primarily in the area of corporate development; support for other tax-related regulatory requirements; and tax compliance and reporting.

(4)	All other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and budgets the fees for each service category. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by service category. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

All Audit, Audit-Related, Tax and All Other fees described above were approved by the Audit Committee before services were rendered.

Audit Committee Report

In connection with the financial statements for the fiscal year ended December 31, 2011, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management,

(2)	discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards AU Section 380 regarding communication with audit committees, as amended and as adopted by the PCAOB in Rule 3200T, and

(3)	received the written disclosure and letter from Ernst & Young LLP with respect to the matters required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and discussed the matters therein with Ernst & Young LLP.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. The Board has approved this inclusion.

THE AUDIT COMMITTEE

Stephen A McConnell (Chair)

Jeffrey S. Goble

Frederick G. McNamee, III

Michael L. Watts

PROPOSAL 3 — ADVISORY (NON-BINDING) RESOLUTION

REGARDING EXECUTIVE COMPENSATION

(SAY-ON-PAY)

(Item No. 3 on the Proxy Card)

Background

At our 2011 Annual Meeting, we gave our stockholders the opportunity to cast an advisory vote on our executive compensation policies and procedures (“Say-on-Pay”) and on the frequency of future Say-on-Pay proposals. Approximately 98% of the votes cast supported these policies and procedures and stockholders voted in favor of the Board’s recommendation to hold future “Say-on-Pay” votes every three years. In 2011, the Committee reconsidered the frequency of future “Say-on-Pay” votes and elected to hold an advisory vote on executive compensation annually. This change from a triennial to annual advisory vote arose as a result of the Committee’s consultation with the Company’s executive compensation consultant (PM&P) and the Company’s ongoing commitment to best governance practices.

The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers, or “NEOs”, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. Please read the Compensation Discussion and Analysis section starting on page 32 of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2011 compensation of our NEOs.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management.

The Compensation Discussion and Analysis, or “CD&A,” included in the “Executive Compensation” section of this Proxy Statement, provides a more detailed discussion of our executive compensation program and compensation philosophy. As noted in the CD&A, the Compensation Committee believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals that may be expected to enhance stockholder value, and to provide the compensation and incentives needed to attract, motivate and retain superior people in key positions and ensure that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally.

As noted in the CD&A, our 2011 financial performance was characterized by significant growth in revenues, strong margins and substantial cash flow generation allowing us to pay down debt. Please refer to the CD&A and accompanying tables and, in particular, the Executive Summary contained therein for details regarding how our compensation program for executive management is structured to support and reward our annual and long-term financial performance as an organization.

Further details concerning the elements of our executive compensation program, how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided in the CD&A. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded.

The vote solicited by this Proposal No. 3 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee, nor will its outcome require the Company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or the Board.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the stockholders of Mobile Mini, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in the Company’s definitive Proxy Statement for the 2012 Annual Meeting of Stockholders.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as stated in the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

Vote Required

The votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” this proposal.

PROPOSAL 4 — RE-APPROVAL OF PERFORMANCE

MEASURES UNDER THE MOBILE MINI, INC.

2006 EQUITY INCENTIVE PLAN

(Item No. 4 on the Proxy Card)

We are asking our stockholders to re-approve the material terms of the performance measures that apply to awards intended to qualify as performance-based compensation (“performance awards”) under the Mobile Mini, Inc. 2006 Equity Incentive Plan (the “Plan”). You are not being asked to approve an increase in the number of shares issuable under the Plan or any amendment to the Plan. Furthermore, your approval will not result in any additional cost to the Company.

Stockholder approval of the performance measures under the Plan is required for the Company to be able to take a full tax deduction for the amount or value of awards intended to qualify as performance-based compensation, as permitted under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits to $1 million the deduction available to public companies for compensation paid to its chief executive officer and the other three highest compensated officers (other than the chief financial officer) as of the end of its fiscal year (for purposes of Section 162(m), these individuals are referred to as “covered employees”). This $1 million deduction limit does not apply, however, to “performance-based compensation” as defined under Section 162(m).

For performance awards granted under the Plan to be eligible to qualify as performance-based compensation under Section 162(m), the awards must be subject to performance measures disclosed to and approved by the stockholders of the Company and periodically re-approved by stockholders of the Company pursuant to Section 162(m). We are therefore requesting your re-approval of the performance measures in the Plan at this time.

Performance Measures Under the Plan

Performance awards may be granted under the Plan to employees (including covered employees) and directors of the Company or any parent, subsidiary, or affiliate of the Company. A performance award may be in the form of cash-based awards, stock awards, stock units, or other stock-based awards, and must specify a predetermined amount of cash or shares that may be earned by the covered employee to the extent that one or more of the following predetermined performance measures are attained within a predetermined performance period: (a) net earnings or net income (before or after taxes); (b) earnings per share; (c) net sales growth; (d) leasing revenues; (e) internal growth rate; (f) compound annual growth rate; (g) net operating profit; (h) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (i) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (j) earnings before or after taxes, interest, depreciation, and/or amortization; (k) gross or operating margins; (l) productivity ratios; and (m) stock price (including, but not limited to, growth measures and total stockholder return).

Any performance measure described above may be used to measure the performance of the Company, subsidiary, or affiliate as a whole or any business unit of the Company, subsidiary, or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of peer companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate, or the Company may select stock price (as defined above) as compared to various stock market indices.

The Compensation Committee may provide in any performance award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/

or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.

The maximum number of shares of stock subject to awards that may be granted under the Plan during any year to a single participant is 300,000 shares. This per-participant grant limit is to be adjusted by the Compensation Committee, in its sole discretion (in order to prevent dilution or enlargement of participants’ rights under the Plan), in the event of any corporate event or transaction (including, but not limited to, a change in the common stock of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split-up, spin-off, or other distribution of stock or property of the Company, combination of common stock, exchange of common stock, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction.

The above summary of the material terms of the performance measures under the Plan is qualified in its entirety by the specific language of the Plan, which is included as Exhibit A to the proxy statement for the Company’s 2009 Annual Meeting and which is available to any stockholder upon request.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the re-approval of performance measures under the Company’s 2006 Equity Incentive Plan. Proxies will be so voted unless stockholders specify otherwise in their proxies.

Vote Required

The affirmative vote of the majority of votes cast at the Annual Meeting is required to re-approve performance measures under the Company’s 2006 Equity Incentive Plan. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” this proposal.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933, as amended (“Securities Act”) or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2012 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2012 Proxy Statement.

COMPENSATION COMMITTEE

Jeffrey S. Goble (Chair)
James J. Martell
Stephen A McConnell
Frederick G. McNamee
Sanjay Swani
Michael L. Watts

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

This Compensation Discussion and Analysis, or “CD&A,” describes Mobile Mini’s executive compensation program for 2011 along with certain elements of the program for 2012. We use this program to attract, motivate and retain the colleagues who lead our business. In particular, this CD&A explains how the Compensation Committee (referred to as the “Committee” in this section of the Proxy Statement) of the Board of Directors made 2011 compensation decisions for our executives, including the following NEOs:

•	Steven G. Bunger, Chief Executive Officer (our principal executive officer);

•	Mark E. Funk, Executive Vice President and Chief Financial Officer (our principal financial officer);

•	Deborah K. Keeley, Senior Vice President and Chief Accounting Officer;

•	Jody E. Miller, Executive Vice President and Chief Operating Officer; and

•	Christopher J. Miner, Senior Vice President and General Counsel.

The Compensation Committee has responsibility for establishing, implementing and monitoring the Company’s compensation philosophy as it relates to our executive officers. Our executive officers have broad policy-making authority, and the Committee holds them responsible for the Company’s financial performance and for setting and maintaining a culture of strong ethics.

This CD&A describes Mobile Mini’s compensation program for executive officers, with a particular emphasis on the compensation program and decisions for 2011. The CD&A is divided into two sections:

Section 1 is an executive summary that recaps our 2011 Company performance, highlights Committee actions in 2011 and early 2012, and summarizes the compensation practices affecting our NEOs.

Section 2 discusses our compensation framework in greater detail and summarizes compensation elements utilized and actions in 2011.

SECTION 1 — EXECUTIVE SUMMARY

2011 Company Performance

2011 was a year marked by signs of an economic recovery and an improving business environment for Mobile Mini. Our 2011 financial and business achievements include the following:

•

Gross revenue increased approximately 10.2% over 2010, and adjusted earnings before interest, taxes and depreciation (“EBITDA”) grew to $136.1 million, allowing us to maintain a strong EBITDA margin of 37.4% during 2011.

•	We continued to generate positive cash flow for sixteen consecutive quarters, allowing us to pay down debt of approximately $235.3 million since June 30, 2008.

•

In late 2010, we replaced $170.6 million of our 9.75% senior notes due 2014 with $200.0 million of 7.875% senior notes due 2020, and in the first quarter of 2011 we redeemed the remaining outstanding $22.3 million principal amount of the 9.75% notes.

•

Refinancing of our $850 million ABL credit facility with a new $900 million ABL credit facility with a maturity date extension from June 2013 to February 2017. The refinancing lowered our effective interest rate by 50 basis points, which we expect to translate into approximately $2.0 million in annual interest savings (completed in the first quarter of 2012). As of December 31, 2011, the Company had approximately $454.9 million of additional borrowing availability under our prior ABL credit facility.

•	We entered 12 markets, including making two acquisitions.

These achievements are attributable to the operational decisions we made in 2009 and 2010, which helped keep our business right-sized during the recession and allowed us to leverage our business as the economy began to improve in early 2011. EBITDA is a non-GAAP financial measure. Please refer to our Form 10-K for greater details regarding our financial and operating performance and for a reconciliation of EBITDA to the most directly comparable GAAP financial measure.

2011 Compensation Committee Actions and Compensation Highlights

The Committee took a number of actions during 2011 to make our executive compensation program more reflective of performance and more responsive to stockholder interests. These actions included the following:

Action	Rationale
Introduced performance-vested stock options for the CEO and selected NEOs	Incorporates a strong performance based element to our equity grants for the executives with an increased emphasis on our long-term financial and stock price performance, and further aligns the interests of executives and stockholders.
Instituted an annual “Say on Pay” advisory vote on executive compensation	While our stockholders approved a triennial vote, the Committee reevaluated its initial recommendation and determined that an annual vote is an important means of obtaining feedback from our stockholders about executive compensation and is more consistent with best practices from a governance perspective.
Reinstituted merit-based base salary increases following a two-year freeze	Given the improving business environment and financial performance of the Company, the Committee lifted the freeze on base salaries in order to ensure that we continue to attract and retain needed talent.

These actions are described in further detail as follows:

•

2011 Performance-vested Stock Options. In 2010, we shifted our equity grant mix to 50% service-vested restricted stock and 50% stock options. While stock options by their nature are indirectly performance-based since their value is related to the company’s stock price, for 2011 the Committee determined that the stock option grants to the CEO and selected NEOs would be subject to additional performance-based vesting. On December 27, 2011, the Committee granted stock options to Messrs. Bunger, Funk and Miller and Ms. Keeley with vesting provisions based on our EBITDA performance over the next three years.

•	In addition, to the extent any options do not vest based on performance in a given year, they may vest at a later date based on cumulative performance over the 3-year period.

•	Note that stock options granted to the balance of our executives and employees were generally subject to service-based vesting only.

•

Annual Advisory Votes on Executive Compensation – At our 2011 Annual Meeting, we gave our stockholders the opportunity to cast advisory votes on our executive compensation policies and procedures (“Say-on-Pay”) and on the frequency of future Say-on-Pay proposals. Approximately 98% of the votes cast supported our existing policies and procedures and stockholders voted in favor of holding future Say-on-Pay votes every three years, which is the frequency we initially recommended. In view of the level of support for our executive compensation policies and procedures, as reflected in the voting results, and except for the introduction of performance-vested stock options for selected NEOs, we did not make significant changes to our executive compensation program in response to the vote. However, in late 2011 we reevaluated our decision to adopt a triennial vote and elected to adopt an annual frequency with respect to the Say-on-Pay advisory vote. We believe an annual vote is more consistent with best governance practices.

•

Base Salary Increases – After review, the Committee approved base salary merit increases of up to 3% in aggregate for all employees (including NEOs) in 2011. The 2011 merit increases for each employee were based on individual performance.

Our Compensation and Governance Practices

We seek to maintain good governance standards, and continue to review the effectiveness of our compensation program and practices in this light. These practices include the following:

•	No gross-ups. We do not provide tax “gross-ups” for Change-in-Control payments, perquisites or other forms of compensation provided to our executive officers.

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Performance-based equity. At least 50% of the equity awards granted to our CEO and selected NEOs in 2011 have vesting tied to the achievement of financial performance objectives. Additionally, our annual service-vested restricted stock awards provide for a minimum of four-year vesting, except in limited circumstances involving certain terminations of employment.

•	Hedging prohibition. We prohibit our executives and Directors from hedging, or engaging in any derivatives trading, with respect to our common stock.

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Risk mitigators. Our executive compensation program includes a number of risk-mitigating controls, including using a mix of performance measures in our incentive plans and granting equity with multi-year service- or performance-based vesting.

•	Stock ownership guidelines. We have stock ownership requirements for our Directors, as discussed elsewhere in this Proxy Statement.

•	No repricing. Our equity incentive plan prohibits the repricing or exchange of equity awards without shareholder approval.

•	Independent advisor. The Committee has engaged an independent compensation consultant that has no other ties to the Company or its management and that meets stringent selection criteria (see “Role of

Compensation Consultant” and “Setting Executive Compensation for 2011 and 2012” in Section 2 of the CD&A below).

•	Ongoing investor dialogue. We maintain a robust investor outreach program that enables us to obtain ongoing feedback concerning our compensation program, as well as how we disclose that program.

We encourage you to read this CD&A for a detailed discussion of our executive compensation program, including information about the compensation of the NEOs for fiscal 2011.

SECTION 2 — OUR EXECUTIVE COMPENSATION FRAMEWORK

Compensation Philosophy and Objectives

The Committee believes that Mobile Mini’s executive compensation program implements and achieves the goals of our executive compensation philosophy. The Committee believes that an effective executive compensation program rewards the achievement of identified annual, long-term and strategic goals by the Company. An effective program seeks to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals that may be expected to enhance stockholder value. The Committee considers performance and compensation to ensure that the Company is able to attract, motivate and retain superior people in key positions and that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally. The Committee believes that an effective means of achieving those objectives is to provide a compensation package to the Company’s NEOs and other executives that includes both cash and stock-based compensation that rewards performance measured against established goals.

Compensation decision-making in early 2011 reflected an improving operational environment for the Company and a level of optimism regarding the challenging national and worldwide economic conditions that existed during the preceding three years. As detailed in Section 1 of this CD&A, in December 2010 the Compensation Committee approved 2011 salary merit increases of up to 3% in the aggregate for employees (including NEOs). In 2010, the Committee also elected to shift from its “all or nothing” approach of using restricted stock grants to the use of a 50-50 mix of stock options and restricted stock grants. In 2011, the Committee refined this approach and granted stock options to the CEO and selected NEOs with vesting tied to the achievement of financial performance objectives.

Applying Our Compensation Philosophy, Goals and Principles

We apply our compensation philosophy, goals and principles as follows:

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Both individual compensation elements and total direct compensation are structured to be closely aligned with the compensation of similarly-sized U.S.-based companies in our industry and in related industries. We believe the salaries we pay to our executives are conservative relative to the salary levels paid by Mobile Mini’s peer group. This belief is supported by the results of PM&P’s 2011 compensation review, which reflected that our base salaries were approximately at the 25th percentile levels in the aggregate relative to our peers.

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Our non-equity incentive program for our NEOs is based on Mobile Mini’s performance on two financial metrics, as adjusted during the year for acquisitions and other events or for certain expenses: earnings per share (“EPS”) and EBITDA. For 2011, potential individual payouts for NEOs ranged from 0% to 200% of targeted non-equity incentive compensation depending on the Company’s realization of pre-determined EPS and EBITDA objectives. If actual EPS and EBITDA performance failed to reach a minimum 90% threshold of the pre-determined objectives, the NEOs non-equity incentive payment would be $0. If actual EPS performance reached a threshold of 90% to 120% of pre-determined objectives, the non-equity payout would be pro-rated between 1% to 200% of targeted incentive compensation, with a maximum payout of 200%. If actual EBITDA performance reached a threshold of 90% to 110% of pre-determined objectives, the non-equity payout would be pro-rated between 1% to 200% of targeted incentive compensation, with a maximum payout of 200%.

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Awards under our equity-based incentive program are aligned with the interests of our stockholders because they deliver value based on relative and absolute stockholder return, encourage stock ownership and promote retention of key talent. In addition, the 2011 stock option awards for our CEO and selected NEOs have vesting tied to the achievement of financial performance objectives over the next three years.

•	Our executive compensation structure is designed to deliver a significant portion of total direct compensation for our NEOs in the form of long-term incentive awards.

Role of Compensation Committee

The Committee works closely with the CEO to structure the Company’s annual and long-term incentive-based executive compensation to motivate executives to achieve the business goals set for the Company and to reward the executives for achieving those goals. This structure may take the form of Company-wide goals or discrete business unit based goals, or a combination thereof, depending upon various factors, including a particular executive’s role in the Company and his or her primary areas of responsibility. The Committee historically reviews and sets executive compensation during November or December of each year in conjunction with the Company’s budgeting process for the following year. This process includes setting the Company’s near- and long-term business goals, together with the Company’s financial performance targets and other business goals for the coming fiscal year.

The Committee has no pre-established policy or set allocation between either cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the Committee considers the views of the executives as to the retention and motivation effects of various types of compensation awards, the historical compensation patterns of the Company’s compensation awards and other subjective and objective factors, including the performance of the senior executive management team and each individual executive during recent periods. The Committee noted that historically the compensation of the CEO and other NEOs have been heavily weighted towards incentive compensation, with approximately 30% of each officer’s target total compensation based upon base salary and the remainder based upon achievement of goals under the cash bonus plan and restricted stock or option awards, which are valued based on the market price of the Company’s common stock on the date of the award.

Role of the Company’s President, Chief Executive Officer and Chairman

The establishment of performance targets and individual performance objectives for the Company’s senior management, including the Company’s NEOs, are recommended by Mr. Bunger and reviewed by the Compensation Committee. These individual objectives are those that Mr. Bunger and the Compensation Committee believe should be focused on during the year. Progress against these objectives is monitored by Mr. Bunger and reviewed with the Compensation Committee during the year. Mr. Bunger also makes recommendations to the Compensation Committee regarding the performance targets and objectives that affect his own compensation.

Mr. Bunger reviews the performance of each of the other NEOs against his or her objectives and presents his evaluation of his or her performance to the Compensation Committee. However, recommendations about individual compensation elements and total compensation are ultimately made by the Compensation Committee, using its judgment, focusing primarily on each NEO’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Compensation Committee also considers a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the Compensation Committee makes recommendations regarding each NEO’s compensation based on multiple factors, including the competitive market, individual performance, internal equity and affordability. As required by the Compensation Committee’s Charter, these recommendations are made to the full Board of Directors of the Company, which approves all compensation plans for senior management.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers. As described elsewhere in this Proxy Statement, the Committee has engaged PM&P from time to time to review various elements of the Company’s overall compensation program, including a review of the Company’s executive and non-employee director compensation plans, which was concluded in December 2011.

Evaluation of CEO Performance

As noted above, the Compensation Committee makes recommendations to the full Board regarding the performance targets and individual performance objectives for the Company’s senior management, including Mr. Bunger. Recommendations about Mr. Bunger’s compensation elements and total compensation are made by the Compensation Committee, using its judgment, focusing primarily on Mr. Bunger’s performance against his individual financial and strategic objectives, as well as the Company’s overall performance and the qualitative factors discussed below.

CEO’s Ability to Call Annual Meetings of the Compensation Committee or Meet with Consultants

In accordance with the Compensation Committee’s Charter, the Compensation Committee meets as often as it determines is appropriate to carry out its responsibilities under the Charter. Annual Meetings of the Compensation Committee may be called by any member of the Committee. Mr. Bunger is not a member of the Compensation Committee and, therefore, cannot call meetings of the Compensation Committee. The Chairman of the Committee (Mr. Jeffrey S. Goble), in consultation with the other Committee members, determines the frequency and length of the Committee meetings and sets meeting agendas consistent with the Committee’s Charter. Mr. Goble coordinates the scheduling of Committee meetings with Mr. Bunger, however, so as not to conflict with other Board meetings. Under the terms of the Compensation Committee’s Charter, the Committee may invite to its meetings any Director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities.

Because the Company had not engaged a compensation consultant since 2007 for the purposes of evaluating salaries, Mr. Bunger was afforded the ability to provide data and input to PM&P during its 2011 review of the Company’s compensation program, and to review and discuss the consultant’s findings and suggestions. We expect that Mr. Bunger will be provided similar opportunities to provide data and input to any compensation consultants retained by the Committee in the future.

SETTING EXECUTIVE COMPENSATION FOR 2011 AND 2012

2011 Compensation

As part of the Board of Director’s yearly budgeting and goal setting process, in December 2010 the Compensation Committee reviewed the base salaries of the Company’s executive officers to ensure they fairly and competitively compensated these individuals for the jobs they perform. In determining compensation for 2011, the Compensation Committee considered the Company’s performance in fiscal 2010, the current economic outlook for the economy, the Company’s prospects for 2011 and the Company’s efforts to cut or control costs. The Compensation Committee also considered the salary recommendations of Mr. Bunger for each of the other NEOs. PM&P reviewed the proposed 2011 compensation levels and recommendations for the CEO and other NEOs, and attended the December 2010 Committee meeting where these matters were discussed. Based on all of the foregoing factors, the Compensation Committee recommended to the full Board, and the full Board concurred, that the Company approve the merit increases and equity incentive compensation described in detail under “2011 Executive Compensation Key Components” in this Proxy Statement.

CEO Compensation

At December 31, 2011, Mr. Bunger’s compensation plan consisted of:

•	Base salary of $556,973;

•	Targeted annual short-term incentive cash target bonus of $556,973; and

•	Targeted annual long-term incentive award (consisting of a mix of time-based vesting restricted stock and performance vesting options) of $1,084,822.

These amounts were reviewed in detail by the Committee and its independent consultant. Approximately 74% of Mr. Bunger’s compensation opportunity was tied to Company performance and our stock price, based upon combined targeted annual- and long-term incentive award values. The factors considered by the Committee in determining Mr. Bunger’s compensation are discussed under “2011 Executive Compensation Key Components”. At December 31 2011, approximately 76% of Mr. Bunger’s actual total direct compensation was tied to Company performance and our stock price, which figure includes the performance bonus and the value of restricted stock and performance-based options granted to Mr. Bunger in 2011.

Other NEO Compensation

The Committee also made compensation adjustments for each of the other NEOs in January 2011. These adjustments were based upon the recommendations of the CEO, evaluations by the Committee and the other independent members of the Board of each individual’s performance, salary data from peer and comparator groups, internal pay relationships based on relative duties and responsibilities, the NEO’s impact on the Company’s results, the NEO’s future advancement potential, and the need to retain the NEO. Based upon these considerations, the Committee adjusted the base salaries and made a number of adjustments to the target compensation of our other NEOs, in all cases reflecting the NEO’s responsibilities and the factors listed above.

2012 Compensation

To facilitate its review and determination of executive compensation for 2012, the Committee engaged compensation consulting firm PM&P to conduct a competitive review of our executive compensation program. In connection with the review and in consultation with PM&P and senior management of the Company, the Committee identified a peer group composed of industry peers, related industry companies and selected companies with EBITDA growth and margin levels ranging from 80% to 300% of those of the Company. The peer group consists of the following companies:

Peer Companies
Aircastle Ltd	Gulfmark Offshore, Inc.	RSC Holdings Inc.
American Reprographics Co.	H&E Equipment Services, Inc.	Speedy Hire Plc
Ashtead Group Plc	Hornbeck Offshore Services, Inc.	TAL International Group Inc.
Bill Barrett Corp.	McGrath Rentcorp	Team, Inc.
Casella Waste Systems, Inc.	Multi-Color Corp.	United Rentals Inc.
Cintas Corporation	Public Storage	WCA Waste Corp.
G&K Services, Inc.	Ritchie Bros Auctioneers Inc.	Wright Express Corp.

In addition to peer group data, four domestic published or private compensation surveys were also utilized in PM&P’s 2011 report and comparisons to survey benchmark positions were made based on Mobile Mini’s size. PM&P completed its review in December 2011 and presented its analysis of our executive compensation program relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study suggested that Mobile Mini’s total direct compensation (base salary, annual bonus and long-term incentive values) was between the 25th and 50th percentile market levels. In addition, the study results indicated that Mobile Mini’s base salaries were approximately at the 25th percentile levels in the aggregate, and the threshold performance level required to begin earning a bonus under Mobile Mini’s bonus plan was higher than the peer group companies. Based on the results of the PM&P study, the Company’s performance in fiscal 2011, the current economic outlook for the economy, and the Company’s prospects for 2012, among other factors, the Committee set 2012 executive compensation targets, levels and practices to be more in line with the norms of the peer group.

2011 EXECUTIVE COMPENSATION KEY COMPONENTS

Summary of Key Compensation Elements

The table below summarizes the main elements of NEO compensation for the fiscal year ended December 31, 2011:

Element	Type	Description And Terms
Base Salary	Cash	• The fixed amount of compensation for performing day-to-day responsibilities • Generally eligible for increase annually, depending on market movement, performance and internal equity
Cash-Based Incentive Compensation	Cash

•  Provides competitively-based annual incentive awards for achieving Mobile Mini’s short-term financial goals and other strategic objectives measured over the current year

•  Targeted compensation is based primarily on the realization of specific EPS and EBITDA objectives

Equity-Based Long-Term Incentive Compensation	Stock Options (representing 50% of total annual grant value)

•  For the CEO and selected NEOs, the 2011 stock option grants vest over three years, subject to achievement of specific performance-based objectives set at the time of grant

•  Options only have value to the extent our stock trades above the stock price on the grant date

	Restricted Stock Awards (representing 50% of total annual grant value)	• Restricted stock awards generally vest ratably over four years
Retirement	401(k) Savings Plan	• A qualified 401(k) plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations, and that may receive a company matching contribution
Other	Perquisites	• Modest ancillary benefits provided to executives by the Company

Each of these elements of executive compensation for 2011 is explained in further detail below:

Base Salary

Mobile Mini provides NEOs and other employees a base salary to compensate them for services rendered during the fiscal year. It also provided one NEO, Ms. Keeley, with an additional $5,000 per year pursuant to her non-competition agreement with the Company, prior to entering into an employment agreement with Ms. Keeley in July 2011.

Base salary for each NEO is determined on the basis of his or her position and responsibility. During its review of base salaries for executives, the Committee primarily considers an internal review of the executive’s compensation and the performance of the executive. Salary levels are considered annually as part of the Committee’s year end review process, and in conjunction with the annual budget and performance forecasting of management, which is generally conducted during November or December of each year.

Given the uncertainty brought about by the economic recession, in 2009 merit-based salary increases were held to a modest 3% in aggregate and in 2010 no merit-based salary increases were granted to executives or employees making over $40,000. In 2011 and 2012, merit-based salary increases were approved of up to 3% in aggregate for all employees (including NEOs).

Non-Equity Incentive Plan and Bonuses

Under the Company’s Non-Equity Incentive Plan, the Company’s Chief Executive Officer, Chief Financial Officer, other executive officers and certain employees (including the other NEOs) are eligible for a cash bonus if the Company achieves identified performance objectives. For 2011, the performance objectives are based primarily on EPS and EBITDA and/or components thereof. Branch and regional managers, sales managers and division Senior Vice Presidents also have a component of revenue in their performance goals (each, a “Performance Category”). Revenue, EBITDA and EPS performance objectives are established by the Committee and the Board during the Company’s budgeting process, and those amounts are discussed by management with the Committee and then linked to “target” and “maximum” potential bonus payments. We believe that linking these Performance Category objectives to specific potential bonus payments aligns the interests of the executive officers to the long-term interests of our stockholders.

The budgeting process and the related establishment of bonus payout levels involve the Company’s management building operating budgets using different assumptions concerning factors that have a direct and measurable effect upon the Company’s financial and operating performance, including, for example, trends in general economic conditions, trends in specific industries (such as the non-residential construction industry or the retail trade industry) in which large numbers of the Company’s customers operate, interest rates and other factors. The performance goals may be adjusted during the performance period to account for acquisitions and other events that have predictable and quantifiable effects upon the levels initially set in connection with the performance goals. Under each of the goals, the Committee adopted a sliding scale under which the Chief Executive Officer, the NEOs and each other executive officer could earn bonuses. Targeted bonus amounts historically have been equal to a percentage of the executive’s base salary, with the percentage ranging from 25% up to a maximum of 200% of base salary if the maximum performance objective was achieved in each Performance Category.

For 2011, the Committee designated the annual Performance Categories as adjusted EBITDA and adjusted diluted EPS. These measures applied to all NEOs. Under the 2011 Plan, if achieved Company performance had been equal to 90% but less than 100% of the base budget goals for EBITDA and EPS, the employee would be eligible for a pro-rated bonus ranging from 1% to 49% of his or her target bonus amount associated with those Performance Categories. If achieved performance were equal to 100% but less than 105% of base budget goals for EBITDA and 100% but less than 110% of base budget goals for EPS, the employee would be eligible for 50% to 99% of his or her targeted bonus amount. If achieved performance were 5% but less than 10% above the base budget goal for EBITDA and 10% but less than 20% above the base budget goal for EPS, the employee would be eligible for 100% to 199% of his or her target bonus amount associated with that Performance Category. If achieved performance were 10% above base budget goals for EBITDA and 20% above the base budget goal for EPS, the employee would have been eligible for 200% of his or her target bonus amount associated with those Performance Categories. For achieved performance above the base budget goals, bonuses would be pro rated within those category ranges. As in prior years, the budgeted performance goals are adjusted during the year to account for acquisitions or other events.

The following chart illustrates the Performance Category weighting and the performance levels necessary to achieve threshold, target and maximum bonus payout amounts, along with actual results during the 2011 measurement period:

2011 Non-Equity Incentive Plan and Bonuses

Measure	Weight	Threshold ($)	Plan ($)	Target ($)	Maximum ($)	Actual Results ($)	% of Plan	% of Target Bonus Earned
Adjusted EBITDA*	60%	123,981,883	137,757,648	144,645,531	151,533,413	136,728,003	99.3%	46.3%
Adjusted Diluted EPS*	40%	0.69	0.77	0.85	0.92	0.77	99.6%	47.8%

*	Excludes stock based compensation expense and other adjustments calculated internally for compensation purposes only.

In 2011, the lingering affects of the recent recession adversely affected the Company’s performance results at the same time that the Company continued to cut costs to manage profitability, generate positive cash flow and pay down debt. As a result of these efficiencies and improvements, the cash bonus thresholds under which NEOs qualified for automatic cash payments under the Company’s Non-Equity Incentive Plan were achieved between “threshold” and “plan” objectives in 2011.

During the past five years including 2011, the Company’s Chief Executive Officer and Chief Financial Officer received incentive bonuses between the minimum and target levels two times and no incentive bonus three times. The Non-Equity Incentive Plan payout percentage, excluding discretionary bonuses, over the past five years, including 2011, has been between 0% and 107% of the CEO’s and other NEOs’ target awards, with an average payment of approximately 24%. Generally, the Committee endeavors to set the target payout level such that the relative difficulty of achieving the goal is anticipated to be consistent from year to year. The Committee developed the non-equity incentive plan over time and believes it aligns the efforts of the Company’s management with the interests of its stockholders.

Equity-Based Incentives

The Committee may grant stock options, make awards of restricted stock and make other equity-based awards to executives and other employees under our 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan was adopted by the Board of Directors in February 2006 and approved by the Company’s stockholders in June 2006 at the Annual Meeting. The 2006 Equity Incentive Plan was amended in 2009, which amendment was approved by our stockholders at our 2009 Annual Meeting. In granting awards under this plan, the Committee may establish any conditions or restrictions it deems appropriate. The Company’s Chief Executive Officer traditionally has recommended to the Committee the size of stock-based awards for all officers and other employees as part of the Company’s annual budget process. Grants of equity-based awards to officers and other employees of the Company are made by the Committee in each instance.

The Company historically has used multiple forms equity-based incentives to align employee performance with stockholder value. These include shares of restricted stock that vest over time (typically 4 years for NEOs), shares of restricted stock that vest upon the achievement of yearly EBITDA targets (typically over 4 years), stock options that that vest over time (typically 4 years for NEOs), stock options that vest only upon the achievement of yearly EBITDA targets (typically over 3 years).

Below is a summary of the types of equity-based incentive grants made for each of the identified years and the associated vesting method.

Initial Measurement Year

2009	2010	2011	2012
50% time based restricted stock	50% time based restricted stock	50% time based restricted stock	50% time based restricted stock

50% performance based restricted stock	50% performance based restricted stock	50% time based stock options	50% performance based stock options*

(Granted 2008)	(Granted 2009 and 2010)	(Granted 2010)	(Granted 2011)

*	For all NEOs other than Mr. Miner, whose 2012 stock options were time-based.

The Committee has concluded that the above-referenced equity incentives and compensation structure do not encourage unnecessary or excessive risk taking. The basis for the Committee’s conclusion is as follows: our compensation program for executive officers by design does not incentivize excessive risk taking. Our base salary component of compensation does not encourage risk taking because it is a fixed amount. The current equity-based incentives have the following risk-limiting characteristics:

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All of the equity stock awards include a time-vesting component over multiple years, which aligns the interests of executive officers to long-term stockholder interests and does not reward gains based on short-term performance;

•	The restricted stock awards vest solely based on time in equal installments over multiple years if the recipient remains employed throughout the vesting period;

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Performance-based stock option awards require the achievement of performance targets over multiple years and the cumulative performance feature mitigates against executives focusing on specific short-term outcomes;

•	Option grants also vest over multiple years and their value is aligned with stockholder value;

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Awards based on the achievement of performance targets are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Members of the Compensation Committee approve the final equity incentive awards in their discretion, after the review of executive and corporate performance; and

•	All of the members of the Compensation Committee are independent directors.

Annual grants of equity-based awards, including awards of shares of restricted stock, to executive officers are made typically in late December. In some instances, the Committee may delay the making of some awards until January or February of the following year, as was the case in 2009 in respect of the performance-vesting portion of restricted stock awards. Such delays generally would be related to the completion of other Committee or Company actions, such as completion of annual budgeting or completion of compensation or other governance studies or reports. The delays are not related to closing of a financial reporting period or to time awards to announcements of Company information. In connection with the hiring or promotion of new executive officers during the course of the year, the Committee generally will make an equity plan award of stock options or, currently, shares of restricted stock, at the time the individual is first elected to the executive officer position, with any further awards to be made in connection with the annual setting of compensation by the Committee during the fall.

Historically in late fall, the Board approves a budget for the next operating year. As part of that budget-setting process and performance review of each executive officer, Mr. Bunger proposes compensation amounts for each executive officer made up of base salary, target bonus amounts and target dollar amount of equity awards. The Compensation Committee and the Board review the recommendations of Mr. Bunger and the performance of each of the executive officers and approve base salary, target bonus amounts and target dollar amount of equity awards for each executive officer.

For 2011, the approved dollar amount for equity awards was divided into grants of 50% of the approved equity amount being restricted stock with time-based vesting and 50% of the approved amount for the CEO and selected NEOs being stock options with performance-based vesting.

In December 2010, the Committee approved grants of time-vested restricted stock and stock options for 2011 compensation purposes. In previous years, the Committee approved grants of both time-vested and performance-based restricted stock.

If any year’s grants include equity with performance-based targets, once the budgeting process is completed and approved by the Board, the Compensation Committee sets performance measures for that fiscal year that must be met in order for the executive officers to vest in their awards. Because the vesting of performance-based awards requires the achievement of yearly EBITDA objectives over a period of years, at the time of grant, the Committee also established individual future year EBITDA objectives for the years covered by the award.

Because the budgeting process for fiscal 2010 was not finalized by the end of 2009, the Compensation Committee approved the grant of the equity awards that are solely time-based vesting (i.e., 50% of each executive officer’s target equity grant amount) in December of 2009. The performance-based shares (i.e., the other 50% of each executive officer’s target equity grant amount) were not granted until the following February once the budgeting process was complete and the Compensation Committee had sufficient information to set the performance goals for that year.

For example, in January 2010, once the Board had approved the budget for 2010, the Compensation Committee granted performance-based shares that vest over four years and require the achievement of certain EBITDA goals each year, beginning in 2010.

As disclosed in this Proxy Statement, in addition to the annual EBITDA objectives for each year, there is a cumulative four-year performance objective that applies to all shares that did not vest due to the failure to achieve earlier yearly targets. If the sum of the cumulative EBITDA actually achieved over four years is greater than 90% of the sum of the EBITDA objectives for the same four-year period on a grant-by-grant basis, then shares will vest in proportion to the ratio achieved between 90% and 100%. In other words, performance shares that do not vest due to failure to achieve EBITDA objectives in any given year may nevertheless vest at the end of the four-year grant period if cumulative EBITDA achieved is 90% or more of the original four-year cumulative goal.

The Company re-evaluates the probable outcome of the performance measures (i.e., likelihood of achieving the previously-set EBITDA targets) at least annually for all prior grants and reflects this likelihood and the value of the associated shares in column (e) of the Summary Compensation Table in this Proxy Statement.

Set forth below is a table that summarizes the vesting history of the Company’s performance-based equity grants for the periods indicated, including the percent of the goal achieved and the corresponding outcome.

Vesting History of Grants	% of Target Achieved	Outcome
2007 Initial Performance Year (1)
2007 EBITDA	97%	Did not vest
2008 EBITDA	114%	Vested
2009 EBITDA	89%	Did not vest
2010 EBITDA	65%	Did not vest
2008 Initial Performance Year (1)
2008 EBITDA	126%	Vested
2009 EBITDA	103%	Vested
2010 EBITDA	75%	Did not vest
2011 EBITDA	70%	Did not vest
2009 Initial Performance Year (1)
2009 EBITDA	96%	Did not vest
2010 EBITDA	77%	Did not vest
2011 EBITDA	74%	Did not vest
2010 Initial Performance Year (1)
2010 EBITDA	103%	Vested
2011 EBITDA	104%	Vested

(1)	Excludes stock based compensation expense and other adjustments.

On December 27, 2011, the Committee made awards of restricted stock under the Equity Incentive Plan to certain of our employees, including the Chief Executive Officer, the Chief Financial Officer and the other NEOs. The Committee awarded 29,852 shares of restricted stock to Mr. Bunger; 22,056 shares of restricted stock to Mr. Funk; 8,947 shares of restricted stock to Ms. Keeley; 9,557 shares of restricted stock to Mr. Miller; and 5,006 shares of restricted stock to Mr. Miner. These restricted stock awards are scheduled to vest in four equal annual installments, beginning on November 27, 2012. The Committee did not make performance-based (i.e., EBITDA-based) awards of restricted stock for the 2012 performance year. On December 27, 2011, the Committee made awards of stock options under the Equity Incentive Plan to certain of our employees, including the Chief Executive Officer, the Chief Financial Officer and the other NEOs. The Committee awarded 139,557 stock options to Mr. Bunger; 66,167 stock options to Mr. Funk; 26,842 stock options to Ms. Keeley; and 28,670 stock options to Mr. Miller. These performance based stock options are scheduled to vest in three equal annual installments, subject to the realization of EBITDA performance objectives, beginning with fiscal year 2012. In addition, the Committee awarded Mr. Miner 15,018 of non-performance based stock options that vest over four equal annual installments, beginning on November 27, 2012.

In addition, to the extent any performance options do not vest based on performance in a given year, they may be vested based on cumulative performance over the 3-year period.

401(k) Savings Plan and Other Retirement Benefits

Mobile Mini maintains a contributory retirement plan, the 401(k) Plan, covering all eligible employees in the United States with at least one year of service. This plan is designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of the Internal Revenue Code. The Company annually may make a qualified non-elective contribution in an amount it determines, and may also make discretionary profit-sharing contributions. In 2009, the Company made a contribution equal to 25% of the first 4% of each participating employee’s contribution, up to an annual maximum of $2,000 per employee. This “matching” program was suspended for 2010 and 2011. The amount the Company contributed to each NEO in 2009 is reflected in column (i) of the Summary Compensation Table. We have a similar plan as governed and regulated by Canadian law, where we make matching contributions with the same limitations as our 401(k) plan, to our Canadian employees.

In the U.K., the Company’s employees are covered by one of two separate defined contribution programs. The employees become eligible to participate in the programs once any initial employment probationary period is completed. The plans are designed as retirement benefit programs into which the Company contributes an amount equal to 5% or 7% of the employees’ annual salary into the plan. Depending on the plan, employees contribute either 0% or 2.5% of their annual salary into the plan and have the right to make further contributions if they so elect. The participants have the right to direct the investment of their funds among certain named plans. Annual charges are deducted from each employee’s fund to cover the administrative costs of these programs.

In The Netherlands, the Company’s employees are covered by a defined contribution program. All employees become eligible after one month of employment. Contributions are based on a pre-defined percentage of the employee’s earnings. The percentage contribution is based on the employee’s age, with two-thirds of the contribution made by the Company and one-third made by the employee. The administrative costs for this plan are deducted by the administrative agent from the contributions and the investment earnings.

The Company does not maintain any other retirement plans under which executives or any other employees earn the right to receive benefits upon retirement.

Perquisites and Other Personal Benefits

Mobile Mini provides the NEOs with minimal perquisites and other personal benefits. The costs of the perquisites and personal benefits for the NEOs for the fiscal year ended December 31, 2011 are included in column (i) of the Summary Compensation Table in this Proxy Statement.

Employment Agreements

Steven Bunger — Employment Agreement with Chief Executive Officer. On May 28, 2008, the Company entered into an Amended and Restated Employment Agreement with Mr. Bunger. This employment agreement provides for Mr. Bunger’s continued employment as President and Chief Executive Officer of the Company for a term commencing on May 28, 2008 and expiring on December 31, 2010. Notwithstanding this fixed term, the employment agreement automatically renews for successive one-year periods beginning on December 31, 2008 and on each December 31st thereafter, unless the Company or Mr. Bunger gives 90 days prior written notice of an intention to terminate employment on the last day of the then-current employment period. In December 2009, the Company entered into an amendment with Mr. Bunger relating to the removal or modification of certain post-employment benefits as a result of changes in the U.S. Internal Revenue Code.

Mr. Bunger’s 2011 base annual salary was $556,973. The base salary is reviewed annually by the Company’s Board of Directors or the Compensation Committee. Mr. Bunger is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. He is eligible for all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and an automobile allowance of $600 per month.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or similar willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Mr. Bunger’s disability or by written notice (with termination by written notice being effective only if approved by a majority of the Board of Directors of the Company).

Mr. Bunger may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) his demotion in status, title, position or responsibilities, (ii) a reduction in base salary or failure by the Company to pay any salary or benefits due within 15 days, (iii) discontinuation or reduction of material compensation or benefit plans in which he was participating, (iv) Company insolvency or bankruptcy, (v) material breach of the employment agreement by the Company, (vi) purported termination for Cause by the Company where such Cause does not exist, (vii) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, or (viii) relocation of Mr. Bunger to an office outside the Phoenix metropolitan area. Mr. Bunger may also voluntarily terminate the employment agreement by giving 90 days prior written notice to the Company.

The employment agreement may terminate upon a Change in Control (as defined in the employment agreement) of the Company, including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board of Directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Bunger other than for Good Reason, Mr. Bunger or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Bunger for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change of Control of the Company, Mr. Bunger is entitled to any Accrued Compensation (as defined in the employment agreement) plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, two times the sum of his then-current annual base salary and the Payment Amount (defined in the employment agreement as his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, three times the sum of his then-current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Bunger and his dependents for a period of up to 36 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Bunger other than for Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The employment agreement also provides that Mr. Bunger will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Mark Funk — Employment Agreement with Chief Financial Officer. On October 15, 2008, the Company entered into an employment agreement with Mr. Funk. Mr. Funk became the Company’s Executive Vice President on November 3, 2008 and assumed the Chief Financial Officer position following the filing of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2008. The employment agreement automatically renews for successive one-year periods beginning on December 31, 2009 and on each December 31st thereafter, unless the Company or Mr. Funk gives 90 days prior written notice of an intention to terminate employment on the last day of the then-current employment period. In December 2009, the Company entered into an amendment with Mr. Funk relating to the removal or modification of certain post-employment benefits as a result of changes in the U.S. Internal Revenue Code.

Mr. Funk’s 2011 base salary was $362,032. The base salary is reviewed annually. Mr. Funk is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. Mr. Funk is eligible for all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and an automobile allowance of $600 per month. Additionally, the Company reimbursed Mr. Funk for his reasonable moving expenses, provided him $1,000 per month for six months to help off-set his commuting expenses, and provided up to three months standard business hotel accommodations while he completed his relocation.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Mr. Funk’s disability or by written notice.

Mr. Funk may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Mr. Funk of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the Board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, or (vi) relocation of Mr. Funk to an office outside the Phoenix metropolitan area. Mr. Funk may also voluntarily terminate the employment agreement by giving 90 days prior written notice to the Company.

The employment agreement may terminate upon a Change of Control (as defined in the employment agreement), of the Company including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board of Directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Funk other than for Good Reason, he or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Funk for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Mr. Funk is entitled to any Accrued Compensation (as defined in the employment agreement) plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary and the Payment Amount (defined in the employment agreement as 45% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his then-current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Funk and his dependents for a period of up to 12 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Funk for other than Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The employment agreement also provides that Mr. Funk will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment. In addition to the employment agreement, Mobile Mini and Mr. Funk entered into Mobile Mini’s standard indemnity agreement for its Directors and officers.

Deborah Keeley — Employment Agreement with Senior Vice President and Chief Accounting Officer. On July 5, 2011, the Company entered into an employment agreement with Ms. Keeley, its Senior Vice President and Chief Accounting Officer. The agreement provides for Ms. Keeley’s continuous employment for a term commencing on July 5, 2011 and expiring on December 31, 2012, with automatic renewal for successive one-year periods unless the Company or Ms. Keeley gives written notice within the 90-day period prior to December 31, 2011 (or the relevant December 31st thereafter) of an intention to terminate employment on the last day of the then-current employment period.

Ms. Keeley’s initial annual base salary was $210,005, including $5,000 in respect of her non-competition agreement with the Company. After 2011, the base salary will be reviewed annually. Ms. Keeley is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. She is eligible for all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. She also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Ms. Keeley’s disability or by written notice.

Ms. Keeley may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Ms. Keeley of material duties that are materially inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives on a substantially similar basis), (iii) a material breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company not in compliance with the employment agreement, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign or successor an agreement to assume and agree to perform under the employment agreement, and (vi) relocation of Ms. Keeley to an office outside the Phoenix metropolitan area. Ms. Keeley also may terminate the employment agreement voluntarily by 90 days prior written notice to the Company.

The employment agreement may terminate upon a Change in Control of the Company (as defined in the agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Company’s Board of Directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Ms. Keeley other than for Good Reason, Ms. Keeley or her estate is entitled to any Accrued Compensation (as defined in the agreement) and, in the case of death or disability, a prorated amount of her cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Ms. Keeley for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Ms. Keeley is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of her then-current annual base salary and the Payment Amount (defined in the employment agreement as 45% of her annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of her then-current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Ms. Keeley and her dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Ms. Keeley for other than Good Reason), her equity-based compensation awards shall vest in certain circumstances.

The employment agreement also provides that Ms. Keeley will not solicit employees or customers of the Company during her employment or within two years of the termination of her employment.

Jody Miller — Employment Agreement with Executive Vice President. On December 18, 2008, the Company entered into an employment agreement with Mr. Miller. Mr. Miller became the Company’s executive vice president with the initial title of Chief Operating Officer — North America for a term commencing on January 5, 2009 and expiring on December 31, 2009. The employment agreement automatically renews for successive one-year periods beginning on December 31, 2009 and on each December 31st thereafter, unless the Company or

Mr. Miller gives 90 days prior written notice of an intention to terminate employment on the last day of the then-current employment period.

Mr. Miller’s 2011 base salary was $272,538. The base salary is reviewed annually. Mr. Miller is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. Mr. Miller is eligible for all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, reimbursement of travel expenses and either the payment of his automobile lease or an automobile allowance of $650 per month.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, (iii) willful violation of any law, rule or regulation in connection with the performance of duties, or (iv) material breach of the employment agreement by Mr. Miller. The Company may also terminate the employment agreement upon Mr. Miller’s disability or by written notice.

Mr. Miller may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Mr. Miller of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the Board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, or (vi) the Company requiring Mr. Miller to travel away from the Kansas City area contrary to the terms of the employment agreement. Mr. Miller also may terminate the employment agreement voluntarily by giving 90 days prior written notice to the Company.

The employment agreement may terminate upon a Change in Control (as defined in the employment agreement) of the Company, including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board of Directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Miller other than for Good Reason, Mr. Miller or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Miller for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Mr. Miller is entitled to any Accrued Compensation (as defined in the employment agreement) plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary and the Payment Amount (defined in the employment agreement as 70% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his then-current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Miller and his dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Miller for other than Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The employment agreement also provides that Mr. Miller will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Christopher J. Miner — Employment Agreement with Senior Vice President and General Counsel. On December 22, 2009, the Company entered into an employment agreement with Mr. Miner. The employment agreement provides for Mr. Miner’s continued employment as Senior Vice President and General Counsel of the Company for a term expiring on December 31, 2010. Notwithstanding this fixed term, the employment agreement automatically renews for successive one-year periods unless the Company or Mr. Miner gives written notice within the ninety (90) day period prior to December 31st of each year of an intention to terminate employment on the last day of the then-current employment period.

Mr. Miner’s 2011 base annual salary was $270,375. His base salary is reviewed annually. Mr. Miner is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee of the board of directors may determine. He is eligible for all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. He will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and reimbursement of his state bar and continuing legal education expenses.

The Company may terminate the employment agreement for Cause (as defined in the agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the agreement upon Mr. Miner’s disability or by written notice.

Mr. Miner may terminate the employment agreement for Good Reason (as defined in the agreement), including upon (i) assignment to Mr. Miner of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company not in compliance with the agreement, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, and (vi) relocation of Mr. Miner to an office outside the Phoenix metropolitan area. Mr. Miner may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change of Control of the Company (as defined in the agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the board of directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Miner other than for Good Reason, Mr. Miner or his estate is entitled to any Accrued Compensation (as defined in the agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Miner for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change of Control of the Company, Mr. Miner is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary (“Salary”) and the Payment Amount (defined in the employment agreement as 45% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his then current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Miner and his dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Miner for other than Good Reason), his equity-based compensation awards shall vest in certain circumstances.

The agreement also provides that Mr. Miner will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment

None of the above-described Employment Agreements with our NEOs include gross-ups for excise or income taxes for payments received in the event of a Change in Control of the Company.

We have entered into other agreements with key employees. These agreements are terminable at will, with or without cause, and provide that the employee will not (i) compete with the Company for a period, ranging from six months to two years, after termination of employment, or (ii) disclose confidential information of a proprietary nature to third parties. We have also entered into employment agreements with several of our key officers who were hired as a result of the MSG acquisition or since that time.

Potential Payments upon Termination or Change in Control

Each of Messrs. Bunger, Funk, Miller and Miner and Ms. Keeley is entitled to receive severance payments if terminated without Cause, for Good Reason or within one year of a Change in Control. Cause, Good Reason and Change in Control are defined in each respective employment agreement as described in this Proxy Statement under the caption “Compensation Discussion and Analysis—Employment Agreements.”

Under the terms of each of the employment agreements, assuming the employment of each of Messrs. Bunger, Funk, Miller and Miner and Ms. Keeley were to be terminated as of December 31, 2011, such officers would be entitled to the following payments and benefits:

•	Accrued Compensation (as defined in each employment agreement);

•

in the event of termination without Cause or for Good Reason: for Mr. Bunger, a lump sum payment equal to two times the sum of his then-current base salary plus his base salary in the year of termination; for each of Messrs. Funk and Miner, a lump sum payment equal to the sum of his then-current base salary plus 45% of his base salary in the year of termination; for Mr. Miller, a lump sum payment equal to the sum of his then-current base salary plus 70% of his base salary in the year of termination; for Ms. Keeley, a lump sum payment equal to the sum of her then-current base salary plus 45% of her base salary in the year of termination; in each case, to be paid by the Company within 28 days of the date of termination;

•

in the event of termination within one year of a Change in Control: for Mr. Bunger, a lump sum payment equal to three times the sum of his then-current base salary plus his base salary in the year of termination; for each of Messrs. Funk and Miner, a lump sum payment equal to two times the sum of his then-current base salary plus 45% of his base salary in the year of termination; for Mr. Miller, a lump sum payment equal to two times the sum of his then-current base salary plus 70% of his base salary in the year of termination ; for Ms. Keeley, a lump sum payment equal to two times the sum of her then-current base salary plus 45% of her base salary in the year of termination; in each case, to be paid by the Company within 28 days of the date of termination;

•

in the event of termination without Cause or for Good Reason: continued payment by the Company, for a period of 24 months in the case of Mr. Bunger and 12 months in the cases of Messrs. Funk, Miller and Miner and Ms. Keeley, of the same proportion of life insurance, disability, medical and dental insurance premiums and hospitalization benefits that was paid for by the Company prior to termination;

•

in the event of termination within one year of a Change in Control: continued payment by the Company, for a period of 36 months in the case of Mr. Bunger and 24 months in the cases of Messrs. Funk, Miller and Miner and Ms. Keeley, of the same proportion of life insurance, disability, medical and dental insurance premiums and hospitalization benefits that was paid for by the Company prior to termination;

•	unvested time-based equity awards shall accelerate and vest in full, in most circumstances; and

•	unvested time-based stock options become fully vested and immediately exercisable.

The following tables show the estimated benefits payable upon a hypothetical termination of employment of the following individuals under various termination scenarios as of December 31, 2011:

Termination Without Cause or for Good Reason	Accrued Compensation ($) (1)	Lump Sum Termination Payment ($)	Life and Health Benefits ($)	Equity Value of Accelerated Restricted Stock Awards ($) (2)	Equity Value of Accelerated Stock Option Awards ($) (3)	Total ($)
Steven G. Bunger	261,113	1,670,918	36,094	1,296,186	—	3,264,311
Mark E. Funk	169,723	524,947	7,584	957,673	—	1,659,927
Deborah K. Keeley	71,237	304,507	6,081	388,489	—	770,314
Jody E. Miller	89,438	463,314	18,981	496,034	—	1,067,767
Christopher J. Miner	38,026	392,044	18,949	221,667	—	670,686

Termination Within One Year of Change of Control	Accrued Compensation ($) (1)	Lump Sum Termination Payment ($)	Life and Health Benefits ($)	Equity Value of Accelerated Restricted Stock Awards ($) (2)	Equity Value of Accelerated Stock Option Awards ($) (3)	Total ($)
Steven G. Bunger	261,113	2,227,890	54,141	1,296,186	—	3,839,330
Mark E. Funk	169,723	886,979	15,168	957,673	—	2,029,543
Deborah K. Keeley	71,237	514,512	12,162	388,489	—	986,400
Jody E. Miller	89,438	735,852	37,962	496,034	—	1,359,286
Christopher J. Miner	38,026	662,419	37,897	221,667	—	960,009

(1)	This amount includes the non-equity incentive earned for the fiscal year 2011, but unpaid at December 30, 2011, and is included in the Summary Compensation Table under column (g) plus earned but unused vacation allotment. At any given time this will be an amount, if any, that has been earned but unpaid at the time of the event.

(2)	This calculation is based on the closing price of our common stock of $17.45 on December 30, 2011.

(3)	All unvested stock options had a grant price greater than the closing price of our common stock on December 31, 2011.

OTHER COMPENSATION POLICIES

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1 million that is paid to certain individuals. The Company believes that compensation paid under the executive bonus plan to the NEOs is fully deductible (except for certain subjective bonus amounts paid in years prior to 2007, which may not be deductible under certain circumstances), because the amount of base salary and discretionary bonus amount paid to any executive did not exceed $1 million.

ACCOUNTING FOR STOCK-BASED COMPENSATION

Beginning on January 1, 2006, the Company began accounting for stock-based payments including awards under its 1999 Stock Option Plan and its 2006 Equity Incentive Plan in accordance with the requirements of ASC Topic 718. No grants or awards were made to executive officers in 2009 or 2008 under the 1999 Stock Option Plan, which terminated by its terms during 2009.

DERIVATIVES TRADING

Executive officers, including the NEOs, may not purchase or sell options on Mobile Mini common stock, or engage in short sales of Mobile Mini common stock. Also, trading by executive officers in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Mobile Mini common stock (sometimes referred to as “hedging”) is prohibited. These provisions also apply to our non-employee Directors.

COMPENSATION TABLES

The following table sets forth the compensation earned during the applicable fiscal year by each individual who served as our Chief Executive Officer during 2011, each person who served as our Chief Financial Officer during 2011, and each of the other three most highly compensated executive officers of Mobile Mini who were executive officers as of the end of fiscal 2011.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1) (2) (e)	Option Awards ($) (3) (f)	Non-Equity Incentive ($) (g)		All Other Compensation ($) (i)		Total ($) (j)
Steven G. Bunger Chairman, Chief Executive Officer, President	2011	556,973	—	542,411	953,942	261,113		11,307	(4)	2,325,746
	2010	540,750	135,188	1,008,584	645,251	—		10,150	(4)	2,339,923
	2009	540,750	—	491,988	—	—		11,675	(4)	1,044,413

Mark E. Funk Executive Vice President, Chief Financial Officer	2011	362,032	—	400,758	452,285	169,723		7,200	(5)	1,391,998
	2010	351,488	87,872	745,153	476,728	—		7,200	(5)	1,668,441
	2009	351,488	—	363,487	—	87,872	(5)	8,105	(5)	810,952

Deborah K. Keeley Senior Vice President, Chief Accounting Officer	2011	210,005	—	162,567	183,478	59,071		3,655	(6)	618,776
	2010	198,889	31,000	302,300	193,394	—		5,763	(6)	731,346
	2009	198,889	—	147,467	—	—		6,834	(6)	353,190

Jody E. Miller Senior Vice President, Chief Operating Officer	2011	272,538	—	173,651	195,974	89,438		46,655	(7)	778,256
	2010	264,600	56,305	322,871	206,566	—		45,661	(7)	896,003
	2009	264,600	—	157,493	—	10,635		50,094	(7)	482,822

Christopher J. Miner Senior Vice President, General Counsel	2011	270,375	—	90,959	102,656	38,026		—		502,016

(1)	Our Compensation Committee awarded shares of restricted stock to certain of our employees, including the Chief Executive Officer and the other NEOs, under our 2006 Equity Incentive Plan. Non-performance based stocks awarded in 2011 vest in four equal annual installments with the first vesting occurring one month prior to the first anniversary of the award grant date. Non-performance based shares awarded in 2009 and 2010 vest in four equal annual installments, with the first installment vesting on the first anniversary of the award date. We did not issue performance-based stock awards in 2011. Performance-based shares awarded in 2010 and 2009 vest in annual installments if we achieve stated adjusted EBITDA (e.g., earnings before interest expense, debt restructuring costs (if any during the measurement period), provision for income taxes, depreciation and amortization, as adjusted) performance targets over the four-year period beginning with the first fiscal year anniversary date. If we do not achieve the adjusted EBITDA target for a particular year, none of the performance-based shares of restricted stock for that year will vest. Any of the performance-based shares that do not vest in a particular year may nevertheless vest in a subsequent year if we meet or exceed the cumulative adjusted EBITDA target. Upon termination of an executive officer’s status as an employee during the vesting period, non-vested shares of restricted stock shall be forfeited and reacquired by us. The Committee approved grants of long-term equity incentive compensation for 2010 in February of 2010, for 2011 in December 2010, and for 2012 in December 2011. Thus, pursuant to SEC rules, stock award amounts for both 2010 and 2011 fiscal years include stock awards granted in each of those fiscal years with respect to the next fiscal year, respectively.

(2)

The value of stock awards included in this column represent the aggregate fair market value of the grants calculated by the number of shares granted times the market value of our common stock on the date of the award or in the case of performance-based stock awards the date the award was approved by the Compensation Committee. In 2011, the performance-based shares awarded in 2010 and 2009 were evaluated based upon the probable outcome of the performance conditions being achieved. In 2011, none of the 2009 performance-based stock awards for the NEOs were expected to vest, out of aggregate grant-date fair value of $1,198,489, the remaining performance-based stock awarded in 2010 are expected to vest. The stock award values for 2009 do not include any performance-based awards in the table above. If estimates of the probable outcome of the performance conditions change, up to the full aggregate fair values could vest. The ultimate value received by an executive, if any, of a non-vested share award will depend on the share price of our common stock on the date an executive sells those shares once the restrictions are removed. The 2011 grant date fair value granted to the NEOs was $18.17 per share for non-performance-based stock awards. The 2010 grant date fair value granted to the NEOs was $15.21 per share for performance-based stock awards and $19.76 per share for non-performance-based stock awards. The 2009 grant date fair value granted to the NEOs was $12.31 per share for performance-based stock awards and $15.10 per share for non-performance-based stock awards.

(3)	Amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718 and are not necessarily an indication of targeted compensation value of each grant on the date of such grant. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes option valuation model. For example, in December 2011, the Committee targeted Mr. Bunger’s long-term incentive award as $1,084,822 worth of equity grants. This was split between $542,411 worth of restricted stock and $542,411 worth of performance based stock options based on the closing price on the date of grant. Under the Black-Scholes option valuation model, these stock options are valued at $953,942, which is the value appearing in this column. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to the notes to the consolidated financial statements contained in our 2011 Annual Report on Form 10-K. The stock options awarded to our CEO and three of the NEOs were performance-based shares that vest in annual installments if we achieve stated adjusted EBITDA performance targets over a three-year period beginning with the first fiscal anniversary date. If we do not achieve the adjusted EBITDA target for a particular year, none of the performance-based shares of option awards for that year will vest. Any of the performance-based shares that do not vest in a particular year may nevertheless vest in a subsequent year if we meet or exceed the cumulative adjusted EBITDA target. Upon termination of the executive officer’s status as an employee during the vesting period, non-vested shares of option awards are forfeited and reacquired by us. The other NEO was granted option awards that vest in four equal annual installments with the first vesting occurring one month prior to the first anniversary of the award grant date.

(4)	Mr. Bunger’s perquisites and other personal benefits include networking membership organization fees and other personal costs due to Company responsibilities. 2011 includes auto allowance of $7,200, membership organization fees of $2,880 and miscellaneous expenses of $1,227; 2010 includes auto allowance of $7,200 and membership organization fees of $2,950; and 2009 includes auto allowance of $7,200, membership organization fees of $2,750 and matching contributions under the 401(k) Plan of $1,725.

(5)	2011 and 2010 include auto allowances of $7,200; 2009 includes auto allowance of $7,200 and temporary lodging arrangements of $905; 2009 non-equity incentive represents a guaranteed bonus under Mr. Funk’s employment agreement.

(6)	2011 includes payment under a non-compete agreement of $2,500 and miscellaneous expenses of $1,155; 2010 includes payment under a non-compete agreement of $5,000 and miscellaneous expenses of $763; 2009 includes payment under a non-compete agreement of $5,000, matching contributions under the 401(k) Plan of $611 and miscellaneous expenses of $1,223.

(7)	2011 includes travel and related expenses of $46,655; 2010 includes travel and related expense of $45,661; 2009 includes matching contributions under the 401(k) Plan of $1,754 and travel and related expenses of $48,340.

2011 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding grants of plan-based awards during 2011 to the officers named in the Summary Compensation Table.

In addition, on December 27, 2011, our Compensation Committee approved a bonus plan for the fiscal year ending December 31, 2012 under which we may pay non-equity incentive compensation to our NEOs. These amounts are included below.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Stock or Units (#) (2) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(3)(j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock and Option Awards ($)(l)
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Steven G. Bunger	12/27/2011	143,420	573,682	1,147,363	46,519	139,557	139,557	29,852	—	18.17	1,496,353
Mark E. Funk	12/27/2011	93,223	372,893	745,786	22,055	66,167	66,167	22,056	—	18.17	853,043
Deborah K. Keeley	12/27/2011	32,446	129,783	259,566	8,947	26,842	26,842	8,947	—	18.17	346,045
Jody E. Miller	12/27/2011	56,875	227,500	455,000	9,556	28,670	28,670	9,557	—	18.17	369,625
Christopher J. Miner	12/27/2011	34,811	139,243	278,486	—	—	—	5,006	15,018	18.17	193,615

(1)	Performance based awards vest in three equal annual installments, subject to the Company achieving performance targets established by the Compensation Committee for the performance period 2012 to 2014 fiscal years. See the disclosure under the subheading “Equity-Based Incentives” in the Compensation Discussion and Analysis section of this proxy statement for a complete discussion of these performance awards.

(2)	Stock awards vest in four equal annual installments with the first installment vesting one month prior to the anniversary of the award grant date, contingent upon the executive’s continued service with the Company through each vesting period.

(3)	Option awards vest in four equal annual installments with the first installment vesting one month prior to the anniversary of the award grant date, contingent upon the executive’s continued service with the Company through each vesting period.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses certain information regarding all outstanding equity awards at fiscal year end for each of the officers named in the Summary Compensation Table, as of December 31, 2011. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions are removed.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#)(1) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(3) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4) (h)	Equity Incentive Plan Awards: Number of Unearned Share, Units or Other Rights That Have Not Vested (#)(5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Share, Units or Other Rights That Have Not Vested ($)(4) (j)
Steven G. Bunger
2002	13,650	—	—	7.33	12/03/2012	—	—	—	—
2003	87,620	—	—	9.93	11/19/2013	—	—	—	—
2004	100,000	—	—	14.11	11/02/2014	—	—	—	—
2008	—	—	—	—	—	8,531	148,866	—	—
2009	—	—	—	—	—	16,290	284,261	38,064	664,217
2010	19,608	58,822	—	19.76	12/16/2020	19,607	342,142	24,260	423,337
2011	—	—	139,557	18.17	12/27/2021	29,852	520,917	—	—
Mark E. Funk
2008	—	—	—	—	—	6,303	109,987	—	—
2009	—	—	—	—	—	12,036	210,028	28,122	490,729
2010	14,487	43,459	—	19.76	12/16/2020	14,486	252,781	17,923	312,756
2011	—	—	66,167	18.17	12/27/2021	22,056	384,877	—	—
Deborah K. Keeley
2002	6,000	—	—	7.33	12/03/2012	—	—	—	—
2003	15,000	—	—	9.93	11/19/2013	—	—	—	—
2004	30,000	—	—	14.11	11/02/2014	—	—	—	—
2008	—	—	—	—	—	2,557	44,620	—	—
2009	—	—	—	—	—	4,882	85,191	11,408	199,070
2010	5,877	17,630	—	19.76	12/16/2020	5,877	102,554	7,271	126,879
2011	—	—	26,842	18.17	12/27/2021	8,947	156,125	—	—
Jody E. Miller
2008	—	—	—	—	—	7,379	128,764	—	—
2009	—	—	—	—	—	5,214	90,984	12,185	212,628
2010	6,277	18,831	—	19.76	12/16/2020	6,276	109,516	7,766	135,517
2011	—	—	28,670	18.17	12/27/2021	9,557	166,770	—	—
Christopher J. Miner
2008	—	—	—	—	—	1,677	29,264
2009	—	—	—	—	—	2,732	47,673	6,093	106,323
2010	3,288	9,864	—	19.76	12/16/2020	3,288	57,376	4,068	70,987
2011	—	15,018	—	18.17	12/27/2021	5,006	87,355	—	—

(1)

All option awards are granted ten years prior to the corresponding option expiration date. Options awarded in 2011 vest in four equal annual installments with the first installment vesting one month prior to the anniversary of the award grant date and annually thereafter. Options awarded in 2010 vest in four equal annual installments, with the first installment vesting on the first anniversary of the award grant date and annually thereafter. Options awarded prior to 2010 vest in five equal annual installments, with the first installment vesting on the six-month anniversary of the award grant date and annually thereafter.

(2)	Options awarded in 2011 vest in three equal annual installments following the anniversary of the award grant date, subject to the Company achieving performance-based targets established by the Compensation Committee. See “Compensation Discussion and Analysis” set forth elsewhere herein for a description of the performance-based targets.

(3)	Shares awarded in 2011 vest in four equal annual installments, with the first installment vesting one month prior to the anniversary of the award grant date and annually thereafter. Shares awarded prior to 2011 vest in four equal annual installments, with the first installment vesting on the first anniversary of the award grant date and annually thereafter.

(4)	Amounts represent the product of the closing price of our common stock on December 30, 2011 of $17.45 multiplied by the number of unvested shares.

(5)	All shares vest in four equal annual installments following the anniversary of the date of award grant date, subject to the Company achieving performance-based targets established by the Compensation Committee. See “Compensation Discussion and Analysis” set forth elsewhere herein for a description of the performance-based targets.

2011 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding the exercise or vesting of equity awards during 2011 and the amount realized on such exercise or vesting for each of the officers named in the 2011 Summary Compensation table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Steven G. Bunger	81,674	106,308	37,169	650,413
Mark E. Funk	—	—	38,740	700,783
Deborah K. Keeley	15,000	19,665	11,141	194,955
Jody E. Miller	—	—	14,669	273,225
Christopher J. Miner	—	—	5,495	98,728

(1)	Amounts are computed using the difference between the market price of the underlying securities at exercise and the base price of the options.

(2)	Amounts are equal to the product of the closing price of our common stock on the NASDAQ Stock Market on the vesting date multiplied by the number of shares vested.

REQUIREMENTS, INCLUDING DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINEES

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at our principal executive offices no later than the close of business on December 31, 2012. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Under our Bylaws, in order to be properly brought before the 2013 Annual Meeting, a stockholder’s notice of a matter the stockholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the stockholder wishes to nominate as a Director, must be delivered to our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days before the date of the 2013 Annual Meeting; however, in the event that we do not publicly disclose or notify stockholders by mail of the date of the 2013 Annual Meeting at least 100 days prior to the date of such meeting, a stockholder’s notice must be delivered to our Corporate Secretary not more than ten days after the date on which we make public disclosure or mail to stockholders notice of the 2013 Annual Meeting date. We intend to hold our 2013 Annual Meeting in June 2013. As a result, if, for example, we hold our 2013 Annual Meeting on June 30, 2013 and publicly disclose or notify stockholders by mail of the date of the 2013 Annual Meeting at least 100 days prior to June 30, 2013, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC Rule 14a-8) must be received no earlier than March 2, 2013, and no later than April 1, 2013.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. Mobile Mini will not consider any proposal or nomination that does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2013 Annual Meeting must be addressed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

Our 2011 Annual Report to Stockholders is available electronically and will be mailed to requesting stockholders. The Annual Report is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this Proxy Statement.

OTHER BUSINESS

Our Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board may recommend.

Tempe, Arizona

Dated: April 30, 2012

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        ☒

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees
01 Jeffrey S. Goble 02 James J. Martell 03 Stephen A McConnell
The Board of Directors recommends you vote FOR proposals 2, 3 and 4:					For	Against	Abstain

2 Ratification of the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2012.					☐	☐	☐

3 Advisory vote on executive compensation.					☐	☐	☐

4 Re-approval of performance measures under the Mobile Mini, Inc. 2006 Equity Incentive Plan.					☐	☐	☐

NOTE: When properly executed, this proxy will be voted as directed. If no direction is given, the proxies will vote for each of the listed nominees in proposal 1 and for proposals 2, 3 and 4. If any other matters properly come before the meeting, the proxies will vote as the Board may recommend.

For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

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PROXY SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2012

The undersigned appoints Steven G. Bunger and Mark E. Funk, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of MOBILE MINI,
INC. (“Mobile Mini”) to be held on June 26, 2012 (and at any adjournment or postponement thereof), and authorizes them to vote at such meeting (as designated on the reverse side of this form) all the shares of common stock of Mobile Mini held of record by the undersigned on April 30, 2012.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR EACH OF THE LISTED
BOARD NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE
MEETING, THE PROXIES WILL VOTE AS THE BOARD MAY RECOMMEND.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions